Filed Pursuant to Rule 424(b)(5)

Registration No. 333-218033

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
1.875% Convertible Senior Notes due 2024	$299,000,000 (1)(2)	100%	$299,000,000 (1)(2)	$34,654.10
Common stock, par value $0.01 per share	— (3)	—	— (3)	— (4)

(1)	Includes 1.875% Convertible Senior Notes due 2024 that may be purchased by the underwriters pursuant to their option to purchase additional 15% principal amount of Convertible Senior Notes, solely to cover over-allotments.

(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”).

(3)	Includes an indeterminate number of shares of common stock issuable upon conversion of the convertible senior notes at the initial conversion price of approximately $61.08 per share of common stock. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(4)	Pursuant to Rule 457(i), there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the convertible senior notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

Prospectus supplement

(To prospectus dated May 16, 2017)

$260,000,000

1.875% CONVERTIBLE SENIOR NOTES DUE 2024

Interest payable on June 1 and December 1

We are offering $260,000,000 principal amount of our 1.875% Convertible Senior Notes due 2024 (the “notes”). The notes will bear interest at a rate of 1.875% per year, payable semiannually in arrears on June 1 and December 1 of each year, beginning on December 1, 2017. The notes will mature on June 1, 2024.

Holders may convert their notes at their option at any time prior to the close of business on the business day immediately preceding September 1, 2023 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on September 30, 2017 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events. On or after September 1, 2023 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances. Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described in this prospectus supplement.

The conversion rate will initially be 16.3713 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $61.08 per share of common stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances.

We may not redeem the notes prior to the maturity date, and no sinking fund is provided for the notes.

If we undergo a fundamental change, holders may require us to repurchase for cash all or any portion of their notes at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The notes will be our senior unsecured obligations and will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to any of our unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of our secured indebtedness and other secured obligations to the extent of the value of the assets securing such indebtedness or other obligations; and structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

We do not intend to apply to list the notes on any securities exchange or any automated dealer quotation system. Our common stock is listed on The NASDAQ Global Select Market under the symbol “AAWW.” The last reported sale price of our common stock on The NASDAQ Global Select Market on May 17, 2017 was $46.10 per share.

Investing in the notes involves a high degree of risk. See “Risk Factors” beginning on page S-13 of this prospectus supplement.

	Per Note	Total
Public offering price (1)	$1,000	$260,000,000
Underwriting discounts and commissions	$22.50	$5,850,000
Proceeds, before expenses, to us	$977.50	$254,150,000

(1)	Plus accrued interest, if any, from May 23, 2017.

We have granted the underwriters the right to purchase, within a 13-day period beginning on, and including, the date we first issue the notes, up to an additional $39,000,000 principal amount of notes, solely to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about May 23, 2017.

Morgan Stanley	BNP PARIBAS	Citigroup

Credit Agricole CIB	J.P. Morgan

CJS Securities	Cowen	Seaport Global Securities	Sidoti & Company, LLC

May 17, 2017

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS	1
ATLAS AIR WORLDWIDE HOLDINGS, INC.	2
RISK FACTORS	3
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	4
USE OF PROCEEDS	5
RATIO OF EARNINGS TO FIXED CHARGES	6

DESCRIPTION OF DEBT SECURITIES	7
DESCRIPTION OF CAPITAL STOCK	15
PLAN OF DISTRIBUTION	18
LEGAL MATTERS	20
EXPERTS	20
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	20
WHERE YOU CAN FIND MORE INFORMATION	22

PRESENTATION OF INFORMATION

These offering materials consist of two documents: (1) this prospectus supplement, which describes the terms of the notes that we are currently offering, and (2) the accompanying prospectus, which provides general information about us. The information in this prospectus supplement supersedes any inconsistent information included or incorporated by reference in the accompanying prospectus.

Neither we nor the underwriters, nor their affiliates or agents, have authorized anyone to provide you with any additional information or any information that is different from that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus provided in connection with this offering. We and the underwriters, and their affiliates and agents, take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters, nor their affiliates or agents, are making any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. This prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference are accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or any free writing prospectus or of any sale of our notes. Our business, operating results, financial condition and prospects may have changed since those dates.

It is important for you to read and consider all the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus provided in connection with this offering before making your investment decision.

This prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any free writing prospectus provided in connection with this offering contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which represent our expectations or beliefs concerning future events. See “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement and accompanying prospectus.

Unless stated otherwise or the context otherwise requires, we use the terms “AAWW,” “our company,” “we,” “us” and “our” in this prospectus supplement to refer to Atlas Air Worldwide Holdings, Inc. and its consolidated subsidiaries. When we refer to “you” or “yours” we mean the holders of notes offered hereby.

i

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have filed a registration statement with the SEC under the Securities Act. This prospectus supplement does not contain all the information contained in the registration statement; certain items are contained in exhibits to the registration statement, as permitted by the rules and regulations of the SEC. Statements that we make in this prospectus supplement about the content of any contract, agreement or other document are not necessarily complete. With respect to each document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved, and each statement that we make is qualified in its entirety by such reference.

We incorporate by reference in this prospectus supplement and the accompanying prospectus the documents listed below and any future filings we make with the Securities and Exchange Commission, or the SEC, under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) until we have sold all of the securities to which this prospectus supplement relates. Any statement in a document incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Any statement in a document incorporated by reference in this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus supplement, the accompanying prospectus or any subsequently filed document that is incorporated by reference in this prospectus supplement and the accompanying prospectus modifies or supersedes such statement.

We incorporate by reference in this prospectus supplement the documents set forth below that have been previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 23, 2017;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017, filed with the SEC on May 3, 2017; and

•	the description of our common stock, par value $0.01 per share, which is contained in our registration statement on Form 8-A, filed with the SEC on June 19, 2001 pursuant to Section 12 of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating that description.

We will provide without charge to each person to whom a copy of this prospectus supplement is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference (other than exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents). Requests should be addressed to the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, New York 10577 or may be made by phone by calling (914) 701-8000.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Exchange Act, under which we file periodic reports, proxy and information statements and other information with the SEC. Copies of the reports, proxy statements and other information may be examined without charge at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549, or on the Internet at http://www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Room of the SEC upon payment of prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room.

We have filed a Registration Statement on Form S-3 under the Securities Act with the SEC with respect to the securities being offered pursuant to this prospectus supplement. This prospectus supplement and the accompanying prospectus omit certain information contained in the Registration Statement on Form S-3, as permitted by the SEC. Refer to the Registration Statement on Form S-3, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus supplement. Statements in this prospectus supplement and the accompanying prospectus regarding the provisions of documents filed with, or incorporated by reference in, the Registration Statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the Registration Statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above and through the SEC’s website.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, as well as other reports, releases and written and oral communications issued or made from time to time by or on behalf of AAWW, contain statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements are based on management’s beliefs, plans, expectations and assumptions, and on information currently available to management. Generally, the words “will,” “may,” “should,” “expect,” “anticipate,” “intend,” “plan,” “continue,” “believe,” “seek,” “project,” “estimate” and similar expressions used in this prospectus supplement that do not relate to historical facts are intended to identify forward-looking statements.

The forward-looking statements in this prospectus supplement are not representations or guarantees of future performance and involve certain risks, uncertainties and assumptions. Such risks, uncertainties and assumptions include, but are not limited to, those described under “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2016, as updated by our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017, each of which is incorporated by reference herein. Many of such factors are beyond AAWW’s control and are difficult to predict. As a result, AAWW’s future actions, financial position, results of operations and the market price for shares of AAWW’s common stock could differ materially from those expressed in any forward-looking statements. Readers are therefore cautioned not to place undue reliance on forward-looking statements. AAWW does not intend to publicly update any forward-looking statements that may be made from time to time by, or on behalf of, AAWW, whether as a result of new information, future events or otherwise, except as required by law.

SUMMARY

This summary highlights selected information included or incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all of the information that may be important to you. You should carefully review this entire prospectus supplement, the accompanying prospectus and the incorporated documents, including the risk factors and financial statements included and incorporated by reference in this prospectus supplement and the accompanying prospectus. See also the sections entitled “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

OUR BUSINESS

AAWW is a holding company with two wholly owned operating subsidiaries, Atlas Air, Inc. (“Atlas”) and, as of April 7, 2016, Southern Air, Inc. (“Southern Air”). It also has a 51% economic interest and 75% voting interest in Polar Air Cargo Worldwide, Inc. (“Polar”). In addition, AAWW is the parent company of several wholly owned subsidiaries related to our dry leasing services (collectively referred to as “Titan”).

We are a leading global provider of outsourced aircraft and aviation operating services. We operate the world’s largest fleet of 747 freighters and provide customers a broad array of 747, 777, 767, 757 and 737 aircraft for domestic, regional and international cargo and passenger applications. We provide unique value to our customers by giving them access to highly reliable new production freighters that deliver the lowest unit cost in the marketplace combined with outsourced aircraft operating services that we believe lead the industry in terms of quality and global scale. Our customers include express delivery providers, e-commerce retailers, airlines, freight forwarders, the U.S. military and charter brokers. We provide global services with operations in Africa, Asia, Australia, Europe, the Middle East, North America and South America.

Our primary service offerings include the following:

•	ACMI, whereby we provide outsourced cargo and passenger aircraft operating solutions, including the provision of an aircraft, crew, maintenance and insurance, while customers assume fuel, demand and price risk. In addition, customers are responsible for landing, navigation and most other operational fees and costs;

•	CMI, which is part of our ACMI business segment, whereby we provide outsourced cargo and passenger aircraft operating solutions, including the provision of crew, certain day to day maintenance commonly referred to as Line Maintenance and insurance, but not the aircraft. Customers assume fuel, demand and price risk, and are responsible for providing the aircraft (which they may lease from us) and for scheduled maintenance commonly referred to as Heavy Maintenance, maintenance involving overhaul and repair of specific components, including landing gear, auxiliary power units and engine thrust reversers, and landing, navigation and most other operational fees and costs;

•	Charter, whereby we provide cargo and passenger aircraft charter services to customers, including the U.S. Military Air Mobility Command (“AMC”), brokers, freight forwarders, direct shippers, airlines, sports teams and fans, and private charter customers. The customer pays a fixed charter fee that includes fuel, insurance, landing fees, navigation fees and most other operational fees and costs; and

•	Dry Leasing, whereby we provide cargo and passenger aircraft and engine leasing solutions. The customer operates, and is responsible for insuring and maintaining, the flight equipment.

We believe that the scale, scope and quality of our outsourced services are unparalleled in our industry. The relative operating cost efficiency of our current 747-8F, 747-400F and 777-200LRF aircraft, including their superior fuel efficiency, range, capacity and loading capabilities, creates a compelling value proposition for our customers and positions us well in the markets we operate. Our growing fleet of 767-300 and 737-400 freighter aircraft are well-suited for regional and domestic applications.

We are focused on the further enhancement of our market-leading ACMI and CMI services. We are currently the only operator offering 747-8F and 777 aircraft under ACMI and CMI agreements, and we have the flexibility to expand our fleet in response to market conditions. We believe that our current fleet, which also includes our 747-400F aircraft, represents one of the most efficient, reliable freighter fleets in the market. Our primary placement for the 747-8F and 747-400F aircraft will continue to be long-term ACMI outsourcing contracts with high-credit-quality customers.

During 2016, we significantly expanded our CMI and Dry Leasing services. In April 2016, the acquisition of Southern Air provided us with immediate entry into the 777 and 737 aircraft operating platforms, with ten aircraft and the potential for developing additional business with existing and new customers. In May 2016, we entered into agreements with Amazon.com, Inc. and its subsidiary, Amazon Fulfillment Services, Inc., (collectively “Amazon”), which involve, among other things, the leasing and operation of 20 Boeing 767-300 freighter aircraft. The first two aircraft were placed in service in August 2016 and February 2017. The third and fourth aircraft were placed in service in May 2017 with the remainder expected to be placed in service by the end of 2018. We have entered into term loans with respect to each of the first three aircraft. In April 2017, we borrowed $20.1 million with respect to the first aircraft and $21.3 million with respect to the second aircraft at fixed interest rates of 3.02% and 3.16%, respectively. In May 2017, we borrowed $21.5 million with respect to the third aircraft at a fixed interest rate of 3.16%. Each loan is a ninety-one month term loan and is secured by a mortgage against the aircraft, contains customary covenants and events of default and accrues interest at a fixed rate, with principal and interest payable monthly. In addition to the contracts above, our Dry Leasing business includes six 777 freighters that are Dry Leased to customers on a long-term basis. Our Dry Leasing portfolio diversifies our business mix and enhances our predictable, long-term revenue and earnings streams.

Operations

Introduction. Our business is organized into three operating segments based on our service offerings: ACMI, Charter and Dry Leasing. All segments are directly or indirectly engaged in the business of air transportation services but have different commercial and economic characteristics. Each operating segment is separately reviewed by our chief operating decision maker to assess operating results and make resource allocation decisions. Additional information regarding our reportable segments can be found in Note 13 to our consolidated financial statements included in Item 8 of Part II of our Annual Report on Form 10-K for the year ended December 31, 2016 (the “Financial Statements”).

ACMI. The core of our business is generally providing cargo aircraft outsourcing services to customers on an ACMI and CMI basis, in exchange for guaranteed minimum revenues at predetermined levels of operation for defined periods of time. ACMI and CMI contracts provide a predictable annual revenue and cost base by minimizing the risk of fluctuations such as price, fuel and demand risk in the air cargo business. Our revenues and most of our costs under ACMI and CMI contracts are denominated in U.S. dollars, minimizing currency risks associated with international business.

All of our ACMI and CMI contracts provide that the aircraft remain under our exclusive operating control, possession and direction at all times. These contracts further provide that both the contracts and the routes to be operated may be subject to prior and periodic approvals of the U.S. or foreign governments. Revenue from ACMI and CMI contracts is typically recognized as the Block Hours are operated on behalf of a customer during a given month, as defined contractually. If a customer flies below a minimum contracted Block Hour guarantee, the contracted minimum revenue amounts are recognized as revenue. The original length of these contracts generally ranges from two to seven years, although we do offer contracts of shorter or longer duration. In addition, we have also operated short-term ACMI cargo and passenger services and we expect to continue to provide such services.

As a percentage of our operating revenue, ACMI segment revenue represented 45.4% in 2016, 43.4% in 2015 and 43.2% in 2014. As a percentage of our operated Block Hours, ACMI represented 72.2% in 2016, 70.9% in 2015 and 71.4% in 2014.

Charter. Our Charter business primarily provides full planeload cargo and passenger aircraft to customers, including the AMC, brokers, freight forwarders, direct shippers, airlines, sports teams and fans, and private charter customers. Charters are for one or more flights based on a specific origin and destination. Atlas also provides limited airport-to-airport cargo services to select markets, including several cities in South America. In addition, we occasionally earn revenue on subcontracted Charter flights. Atlas typically bears all direct operating costs for both cargo and passenger charters, which include fuel, insurance, landing and navigation fees, and most other operational fees and costs.

As a percentage of our operating revenue, Charter segment revenue, which includes fuel and other operational costs, represented 47.9% in 2016, 49.9% in 2015 and 50.4% in 2014. As a percentage of our operated Block Hours, Charter represented 27.0% in 2016, 28.2% in 2015 and 27.7% in 2014.

Dry Leasing. Our Dry Leasing business provides aircraft and engines to customers, including some CMI customers, for compensation that is typically based on a fixed monthly amount (a “Dry Lease”). This business is primarily operated by Titan, which is principally a cargo aircraft dry lessor, but also owns and manages aviation assets such as passenger narrow-body aircraft, engines and related equipment. Titan also markets its expertise in asset management, passenger-to-freighter conversion and other aviation-related technical services. As a percentage of our operating revenue, Dry Leasing segment revenue represented 5.8% in 2016, 5.9% in 2015 and 5.6% in 2014.

Other Revenue. As a percentage of our operating revenue, Other revenue, which includes administrative and management support services and flight simulator training, represented 0.9% in 2016, 0.8% in 2015 and 0.8% in 2014.

DHL Investment and Polar

DHL Network Operations (USA), Inc. (“DHL”) holds a 49% equity interest and a 25% voting interest in Polar (see Note 3 to our Financial Statements). AAWW owns the remaining 51% equity interest and 75% voting interest. Under a 20-year blocked space agreement that expires in 2027 (the “BSA”), Polar provides air cargo capacity to DHL. Atlas and Polar also have a flight services agreement, whereby Atlas is compensated by Polar on a per Block Hour basis, subject to a monthly minimum Block Hour guarantee, at a predetermined rate with the opportunity for performance premiums that escalate annually. Under the flight services agreement, Atlas provides Polar with crew, maintenance and insurance for the aircraft. Under separate agreements, Atlas and Polar supply administrative, sales and ground support services to one another. Deutsche Post AG (“DP”) has guaranteed DHL’s (and Polar’s) obligations under the various agreements described above. AAWW has agreed to indemnify DHL for and against various obligations of Polar and its affiliates. Collectively, these agreements are referred to in this prospectus supplement as the “DHL Agreements”. The DHL Agreements provide us with a minimum guaranteed annual revenue stream from aircraft that have been dedicated to Polar for DHL and other customers’ freight over the life of the agreements. DHL provides financial support and also assumes the risks and rewards of the operations of Polar.

Combined with Polar, we provide ACMI, CMI, Charter and Dry Leasing services to support DHL’s transpacific express, North American and intra-Asian networks. In addition, we fly between the Asia Pacific region, the Middle East and Europe on behalf of DHL and other customers. Atlas also provides incremental charter capacity to Polar and DHL on an ad hoc basis. The following table summarizes the aircraft types and services provided to DHL as of March 31, 2017:

Aircraft Type	Service	Total
747-8F	ACMI	6
747-400F	ACMI	7
777-200LRF	CMI	5
767-300	CMI and Dry Leasing	4
767-200	CMI	9
737-400F	CMI	5
757-200F	Dry Leasing	1

Total		37

Amazon

In May 2016, we entered into certain agreements with Amazon, which involve, among other things, CMI operation of 20 Boeing 767-300 freighter aircraft for Amazon by Atlas, as well as Dry Leasing by Titan. The Dry Leases will have a term of ten years from the commencement of each lease, while the CMI operations will be for seven years from the commencement of each agreement (with an option for Amazon to extend the term to a total of ten years). The first two aircraft were placed in service during the third quarter of 2016 and the first quarter of 2017. The third and fourth aircraft were placed in service in May 2017 with the remainder expected to be placed in service by the end of 2018.

In conjunction with these agreements, we granted Amazon a warrant providing the right to acquire up to 20% of our outstanding common shares, after giving effect to the issuance of shares pursuant to the warrants, at an exercise price of $37.50 per share. A portion of the warrant, representing the right to purchase 3.75 million shares, vested immediately upon issuance of the warrant and the remainder of the warrant, representing the right to purchase 3.75 million shares, will vest in increments of 375,000 as the lease and operation of each of the 11th through 20th aircraft commences. The warrant will be exercisable in accordance with its terms through 2021. As of March 31, 2017, no warrants have been exercised.

The agreements also provide incentives for future growth of the relationship as Amazon may increase its business with us. In that regard, we granted Amazon a warrant to acquire up to an additional 10% of our outstanding common shares, after giving effect to the issuance of shares pursuant to the warrants, for an exercise price of $37.50 per share. This warrant to purchase 3.75 million shares will vest in conjunction with payments by Amazon for additional business with us. The warrant will be exercisable in accordance with its terms through 2023.

RISK FACTORS

Our business is subject to risks, including those described under “Risk Factors” beginning on page S-13 of this prospectus supplement and those described under “Risk Factors” beginning on page 12 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC and incorporated by reference herein.

Our Principal Executive Offices

Our principal executive offices are located at 2000 Westchester Avenue, Purchase, New York 10577. Our phone number is (914) 701-8000. Our website address is www.atlasair.com. The information found on our website, or that may be accessed by links on our website, is not part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Debt Securities” section of the accompanying prospectus, as supplemented by the “Description of Notes” section of this prospectus supplement, contains a more detailed description of the terms and conditions of the notes. As used in this section, “we,” “our,” and “us” refer to Atlas Air Worldwide Holdings, Inc. and not to its consolidated subsidiaries.

Issuer	Atlas Air Worldwide Holdings, Inc., a Delaware corporation.

Securities	$260,000,000 principal amount of 1.875% Convertible Senior Notes due 2024 (plus up to an additional $39,000,000 principal amount solely to cover over-allotments).

Maturity	June 1, 2024, unless earlier repurchased or converted.

Interest	1.875% per year. Interest will accrue from May 23, 2017 and will be payable semiannually in arrears on June 1 and December 1 of each year, beginning on December 1, 2017. We will pay additional interest, if any, at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “Description of Notes—Events of Default.”

Conversion Rights	Holders may convert all or any portion of their notes, in multiples of $1,000 principal amount, at their option at any time prior to the close of business on the business day immediately preceding September 1, 2023 only under the following circumstances:

•        during any calendar quarter commencing after the calendar quarter ending on September 30, 2017 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day;

•        during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” (as defined under “Description of Notes—Conversion Rights—Conversion upon Satisfaction of Trading Price Condition”) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such trading day; or

• upon the occurrence of specified corporate events described under “Description of Notes—Conversion Rights—Conversion upon Specified Corporate Events.”

On or after September 1, 2023 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

The conversion rate for the notes is initially 16.3713 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $61.08 per share of common stock), subject to adjustment as described in this prospectus supplement.

Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day in a 70 trading day observation period. See “Description of Notes—Conversion Rights—Settlement upon Conversion.”

In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances as described under “Description of Notes—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the cash, shares of our common stock or a combination of cash and shares of our common stock paid or delivered, as the case may be, to you upon conversion of a note.

No Redemption	We may not redeem the notes prior to the maturity date and no “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

Fundamental Change	If we undergo a “fundamental change” (as defined in this prospectus supplement under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), subject to certain conditions, holders may require us to repurchase for cash all or part of their notes in principal amounts of $1,000 or an integral multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. See “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.”

Ranking	The notes will be our senior unsecured obligations and will rank:

• senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes;

• equal in right of payment to any of our unsecured indebtedness that is not so subordinated;

• effectively junior in right of payment to any of our secured indebtedness and other secured obligations to the extent of the value of the assets securing such indebtedness or other obligations; and

• structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

As of March 31, 2017, our total consolidated indebtedness was $2,898 million, of which an aggregate of $1,801 million was senior secured indebtedness. As of March 31, 2017, our subsidiaries had $2,616 million of indebtedness and other liabilities (which amount includes trade payables, but excludes intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes would have been structurally subordinated. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ over-allotment option), our total consolidated indebtedness would have been $3,151 million.

The indenture governing the notes does not limit the amount of debt that we or our subsidiaries may incur.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $253.1 million (or $291.2 million if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and commissions and estimated expenses payable by us. We entered into convertible note hedge and warrant transactions with affiliates of each of Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and BNP Paribas Securities Corp. (the “option counterparties”). We intend to use approximately $28.8 million of the net proceeds from this offering to pay the cost of the convertible note hedge transactions (after such cost is partially offset by the proceeds to us from the sale of the warrants). We currently intend to use the remainder of the net proceeds from this offering to repay higher cost revolving credit facility borrowings; enhance business and financial flexibility; support long-term growth; and for general corporate purposes. See “Use of Proceeds.”

If the underwriters exercise their over-allotment option, we may sell additional warrants and use a portion of the net proceeds from the sale of the additional notes, together with the proceeds from the additional warrants, to enter into additional convertible note hedge transactions and for general corporate purposes.

Book-Entry Form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a Public Market for the Notes	The notes are new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

U.S. Federal Income Tax Consequences	For the U.S. federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock, see “Material U.S. Federal Income Tax Considerations.”

Convertible Note Hedge and Warrant Transactions

In connection with the pricing of the notes, we entered into convertible note hedge transactions with the option counterparties. We also entered into warrant transactions with the option counterparties. The convertible note hedge transactions are expected generally to reduce potential dilution to our common stock upon any conversion of notes and/or offset any cash payments we are required to make in excess of the principal amount of converted notes, as the case may be. However, the warrant transactions could separately have a dilutive effect to the extent that the market value per share of our common stock exceeds the applicable strike price of the warrants. Accordingly, when the convertible note hedge transactions and the warrant transactions are taken together, the extent to which the convertible note hedge transactions reduce the potential dilution to our common stock (or the cash payments in excess of the principal amount of the notes) upon conversion of the notes is effectively capped by the warrant transactions at the strike price of the warrants.

If the underwriters exercise their over-allotment option, we may enter into additional convertible note hedge and warrant transactions.

In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the option counterparties or their respective affiliates expect to enter into various hedging transactions, including (without limitation) derivative transactions, with respect to our common stock concurrently with or shortly after the pricing of the notes. This activity could impact the market price of our common stock or the notes at that time.

In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various hedging transactions, including (without limitation) derivatives, with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes). This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the number of shares and/or value of the consideration that you will receive upon conversion of the notes.

For a discussion of the potential impact of any market or other activity by the option counterparties or their affiliates in connection with these convertible note hedge and warrant transactions, see “Risk Factors—Risks Related to the Notes and this Offering—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock” and “Underwriting (Conflicts of Interest)—Convertible Note Hedge and Warrant Transactions.”

Ownership Restrictions with respect to Our Common Stock

Under U.S. federal law and Department of Transportation, or DOT, requirements, we must be owned and actually controlled by “citizens of the United States,” a statutorily defined term requiring, among other things, that not more than 25% of our issued and outstanding voting stock be owned and controlled, directly or indirectly, by non-U.S. citizens. The DOT periodically conducts airline citizenship reviews and, if it finds that this requirement is not met, may require adjustment of the voting rights of the airline’s issued shares. Our certificate of incorporation and by-laws include certain provisions to effect compliance with applicable DOT requirements. See “Risk Factors—Risks Related to Our Common Stock” in this prospectus supplement and “Description of Capital Stock” in the accompanying prospectus.

Conflicts of Interest	In connection with the repayment of certain borrowings under our credit facilities, affiliates of each of Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are expected to receive a portion of the net proceeds of this offering in their capacities as lenders. See “Use of Proceeds.” These proceeds will give the affiliates of Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC more than 5% of the proceeds of this offering, and consequently, each of Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC will be deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121(f)(5)(C). Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121. As such, any underwriter that has a conflict of interest pursuant to Rule 5121 will not confirm sales to accounts in which it exercises discretionary authority without the prior written consent of the customer. Pursuant to Rule 5121, a “qualified independent underwriter” (as defined in Rule 5121) must participate in the preparation of the prospectus and perform its usual standard of due diligence with respect to the registration statement and this prospectus. BNP Paribas Securities Corp. has agreed to act as qualified independent underwriter for the offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 of the Securities Act. We have also agreed to indemnify BNP Paribas Securities Corp. against certain liabilities incurred in connection with it acting as a qualified independent underwriter in this offering, including liabilities under the Securities Act. See “Underwriting (Conflicts of Interest).”

Risk Factors	See “Risk Factors” in this prospectus supplement, as well as the accompanying prospectus and the documents we have filed with the SEC that are incorporated by reference herein.

NASDAQ Global Select Market Symbol for Our Common Stock	Our common stock is listed on The NASDAQ Global Select Market under the symbol “AAWW.”

Trustee, Paying Agent and Conversion Agent	Wilmington Trust, National Association.

RISK FACTORS

An investment in the notes involves significant risks. Prior to making a decision about investing in the notes, and in consultation with your own financial and legal advisors, you should carefully consider, among other matters, the following risk factors, as well as those incorporated by reference in this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 23, 2017, as updated by our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017, filed with the SEC on May 3, 2017, and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. The risk factors we have described are not the only ones we face. Our operations could also be impaired by additional risks and uncertainties. If any of these risks and uncertainties develop into actual events, our business, financial condition and results of operations could be materially adversely affected and you could lose all or a part of your investment.

Risks Related to the Notes and this Offering

We expect that the trading price of the notes will be significantly affected by changes in the market price of our common stock, the interest rate environment and our credit quality, each of which could change substantially at any time.

We expect that the trading price of the notes will depend on a variety of factors, including, without limitation, the market price of our common stock, the interest rate environment and our credit quality. Each of these factors may be volatile, and may or may not be within our control.

For example, the trading price of the notes will increase with the market price and volatility of our common stock. We cannot, however, predict whether the market price of our common stock will rise or fall or whether the volatility of our common stock will continue at its historical level. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement or in the documents we have incorporated by reference in this prospectus supplement or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. Additionally, the stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The market price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading price of the notes.

A substantial number of shares of our common stock are reserved for issuance upon conversion of the notes as well as the Amazon warrants, our convertible notes due 2022 and the warrants issued concurrently with the issuance of our convertible notes due 2022. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sale of substantial amounts of our common stock or equity-related securities, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

Likewise, if interest rates, or expected future interest rates, rise during the term of the notes, the yield of the notes will likely decrease, but the value of the conversion option embedded in the notes will likely increase. Because interest rates and interest rate expectations are influenced by a wide variety of factors, many of which are beyond our control, we cannot assure you that changes in interest rates or interest rate expectations will not adversely affect the trading price of the notes.

Furthermore, the trading price of the notes will likely be significantly affected by any change in our credit quality. Because our credit quality is influenced by a variety of factors, some of which are beyond our control, we cannot guarantee that we will maintain or improve our credit quality during the term of the notes. In addition, because we may choose to take actions that adversely affect our credit quality, such as incurring additional debt, there can be no guarantee that our credit quality will not decline during the term of the notes, which would likely negatively impact the trading price of the notes.

The notes are effectively subordinated to our secured debt and any liabilities of our subsidiaries.

The notes will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to any of our liabilities that are not so subordinated; effectively junior in right of payment to any of our secured indebtedness and other secured obligations to the extent of the value of the assets securing such indebtedness or other obligations; and structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities.

As of March 31, 2017, our total consolidated indebtedness was $2,898 million, of which an aggregate of $1,801 million was senior secured indebtedness. As of March 31, 2017, our subsidiaries had $2,616 million of indebtedness and other liabilities (which amount includes trade payables, but excludes intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes would have been structurally subordinated. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ over-allotment option), our total consolidated indebtedness would have been $3,151 million.

The notes are our obligations only and our operations are conducted through, and substantially all of our consolidated assets are held by, our subsidiaries.

The notes are our obligations exclusively and, as a holding company, we have no material assets other than certain investments and our ownership of the common stock of our subsidiaries. We will rely entirely upon distributions from our subsidiaries to meet the payment obligations under the notes and our other obligations. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the notes or otherwise to make any funds available to us including the payment of dividends or other distributions or the extension of loans or advances. Furthermore, the ability of our subsidiaries to make any payments to us would be dependent upon the terms of any credit facilities or other agreements of the subsidiaries and upon the subsidiaries’ earnings, which are subject to various business risks. In a bankruptcy or insolvency proceeding, claims of holders of the notes would be satisfied solely from our equity interests in our subsidiaries remaining after the satisfaction of claims of creditors of the subsidiaries. Accordingly, the notes are effectively subordinated to existing and future liabilities of our subsidiaries to their respective creditors. The notes also are effectively subordinated to any secured debt that we incur to the extent of the value of the assets securing that indebtedness.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payment of the principal of, to pay interest on or to refinance our consolidated indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors would typically implement such a strategy by selling short the common stock underlying the notes and dynamically adjusting their short position while continuing to hold the notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, which generally restricts short selling when the price of a “covered security” triggers a “circuit breaker” by falling 10% or more from the security’s closing price as of the end of the regular trading hours on the prior day, the adoption by the Financial Industry Regulatory Authority, Inc. (“FINRA”) and the national securities exchanges of a “Limit Up-Limit Down” program, which prevents trades in individual listed equity securities from occurring outside of specific price bands during regular trading hours, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock, borrow our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the notes.

Despite our current debt levels, we may still incur substantially more debt or take other actions which would intensify the risks discussed above.

Despite our current consolidated debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due.

We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.

Holders of the notes will have the right to require us to repurchase their notes upon the occurrence of a fundamental change at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date as described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.” In addition, upon conversion of the notes, unless we elect to deliver solely shares of our common stock to settle such conversion (other than paying cash in lieu of delivering any fractional share), we will be required to make cash payments in respect of the notes being converted as described under “Description of Notes—Conversion Rights—Settlement upon Conversion.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of notes surrendered therefor or notes being converted. In addition, our ability to repurchase the notes or to pay cash upon conversions of the notes may be limited by law, by regulatory authority or by agreements governing our future indebtedness. Our convertible notes due 2022 have a similar repurchase feature that would be triggered upon a fundamental change. Our failure to repurchase notes at a time when the repurchase is required by the indenture or to pay any cash payable on future conversions of the notes as required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversions thereof.

The conditional conversion feature of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion feature of the notes is triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. See “Description of Notes—Conversion Rights.” If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share), we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital. Our convertible notes due 2022 contain a similar contingent conversion feature.

Future sales of our common stock in the public market could lower the market price for our common stock and adversely impact the trading price of the notes.

In the future, we may sell additional shares of our common stock to raise capital. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options, the Amazon warrants, the warrants issued concurrently with the issuance of our convertible notes due 2022 and upon conversion of the notes and our convertible notes due 2022. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. Both our convertible notes due 2022 and the Amazon warrants contain antidilution provisions that could require us to issue additional shares of common stock in certain circumstances. The issuance and sale of substantial amounts of common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

Holders of notes will not be entitled to any rights with respect to our common stock, but they will be subject to all changes made with respect to them to the extent our conversion obligation includes shares of our common stock.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) prior to the conversion date relating to such notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), but holders of notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of its notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

The conditional conversion feature of the notes could result in your receiving less than the value of our common stock into which the notes would otherwise be convertible.

Prior to the close of business on the business day immediately preceding September 1, 2023, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash, common stock or a combination of cash and common stock, as applicable, into which the notes would otherwise be convertible. Therefore, you may not be able to realize the appreciation, if any, in the value of our common stock after the issuance of the notes in this offering and prior to such date. In addition, the inability to freely convert your notes prior to such date may also adversely affect the trading price of the notes and your ability to resell the notes.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

Upon conversion of the notes, we have the option to pay or deliver, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock. If we elect to satisfy our conversion obligation in cash or a combination of cash and shares of our common stock, the amount of consideration that you will receive upon conversion of your notes will be determined by reference to the volume-weighted average price of our common stock for each trading day in a 70 trading day observation period. As described under “Description of Notes—Settlement upon Conversion,” this period would be (i) if the relevant conversion date occurs prior to September 1, 2023, the 70 consecutive trading day period beginning on, and including, the second trading day immediately succeeding such conversion date; and (ii) if the relevant conversion date occurs on or after September 1, 2023, and on or prior to the second scheduled trading day immediately preceding the maturity date, the 70 consecutive trading days beginning on, and including, the 72nd scheduled trading day immediately preceding the maturity date. Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average volume-weighted average price of our common stock during such period, the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares that you will receive.

If we elect to satisfy our conversion obligation solely in shares of our common stock upon conversion of the notes, we will be required to deliver the shares of our common stock, together with cash for any fractional share, no later than the third scheduled trading day following the relevant conversion date. Accordingly, if the price of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of liens or indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change or other corporate transaction involving us except to the extent described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” “Description of Notes—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change” and “Description of Notes—Consolidation, Merger and Sale of Assets.”

The increase in the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a make-whole fundamental change occurs prior to the maturity date, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid (or deemed to be paid) per share of our common stock in such transaction, as described below under “Description of Notes—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change.” The increase in the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $200.00 per share or less than $46.10 per share (in each case, subject to adjustment), no additional shares will be added to the conversion rate. Moreover, in no event will the conversion rate per $1,000 principal amount of notes as a result of this adjustment exceed 21.6918 shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of certain stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us, or a significant change in the composition of our board may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes, and we do not intend to apply to list the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Any adverse rating of the notes may cause their trading price to fall.

We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs prior to the maturity date, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Material U.S. Federal Income Tax Considerations.” If you are a non-U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations”), any deemed dividend would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be withheld from subsequent payments on the notes. See “Material U.S. Federal Income Tax Considerations.”

The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.

In connection with the pricing of the notes, we entered into convertible note hedge transactions with the option counterparties. The convertible note hedge transactions are expected generally to reduce the potential dilution to our common stock upon any conversion of notes and/or offset any cash payments we are required to make in excess of the principal amount of converted notes, as the case may be. We also entered into warrant transactions with the option counterparties. However, the warrant transactions could separately have a dilutive effect on our earnings per share to the extent that the market price per share of our common stock exceeds the applicable strike price of the warrants. Accordingly, when the convertible note hedge transactions and the warrant transactions are taken together, the extent to which the convertible note hedge transactions reduce the potential dilution to our common stock (or the cash payments in excess of the principal amount of the notes) upon conversion of the notes is effectively capped by the warrant transactions at the strike price of the warrants. If the underwriters exercise their over-allotment option, we may enter into additional convertible note hedge transactions and additional warrant transactions.

In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the option counterparties or their respective affiliates expect to enter into various hedging transactions, including

(without limitation) derivative transactions, with respect to our common stock concurrently with or shortly after the pricing of the notes. This activity could impact the market price of our common stock or the notes at that time.

In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various hedging transactions, including (without limitation) derivatives, with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes). This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the number of shares and/or value of the consideration that you will receive upon conversion of the notes.

In addition, if any such convertible note hedge and warrant transactions fail to become effective, whether or not this offering of notes is completed, the option counterparties or their respective affiliates may unwind their hedge positions with respect to our common stock, which could adversely affect the value of our common stock and, if the notes have been issued, the value of the notes.

We entered into similar convertible note hedge and warrant transactions in connection with the issuance of our convertible notes due 2022. Hedging or other market activities by the counterparties to that transaction also could have the effects described above.

Risks Related to Our Common Stock

Our common stock share price is subject to fluctuations in value.

The trading price of our common stock is subject to material fluctuations in response to a variety of factors, including quarterly variations in our operating results, conditions of the airfreight market and global economic conditions or other events and factors that are beyond our control.

In the past, following periods of significant volatility in the overall market and in the market price of a company’s securities, securities class action litigation has been instituted against these companies in some circumstances. If this type of litigation were instituted against us following a period of volatility in the market price for our common stock, it could result in substantial costs and a diversion of our management’s attention and resources, which could have a material adverse effect on our business, results of operations and financial condition and on the value of your notes.

In addition, the sale of substantial amounts of our common stock could adversely impact its price. As of April 28, 2017, we had outstanding approximately 25,262,899 shares of our common stock. The sale or the availability for sale of a large number of shares of our common stock in the public market could cause the price of our common stock, and the value of your notes, to decline.

Provisions in our restated certificate of incorporation and by-laws and Delaware law, and our issuance of warrants to Amazon, might discourage, delay or prevent a change in control of the Company and, therefore, depress the trading price of our common stock and the value of your notes.

Provisions of our restated certificate of incorporation, by-laws and Delaware law may render more difficult or discourage any attempt to acquire our company, even if such acquisition may be believed to be favorable to the interests of our stockholders. These provisions may also discourage bids for our common stock at a premium over market price or adversely affect the market price of our common stock and the value of your notes. See “Description of Capital Stock” in the accompanying prospectus. In addition, the vesting of warrants issued by us to Amazon will generally, subject to certain exemptions, be accelerated upon a change of control of us, and warrants issued concurrently with this offering and the issuance of our convertible notes due 2022 will generally, subject to certain exceptions, be subject to termination upon a change of control of us, each of which may discourage attempts to acquire us.

U.S. citizenship requirements may limit common stock voting rights.

Under U.S. federal law and DOT requirements, we must be owned and actually controlled by “citizens of the United States,” a statutorily defined term requiring, among other things, that not more than 25% of our issued and outstanding voting stock be owned and controlled, directly or indirectly, by non-U.S. citizens. The DOT periodically conducts airline citizenship reviews and, if it finds that this requirement is not met, may require adjustment of the voting rights of the airline’s issued shares.

As one means to effect compliance, our certificate of incorporation and by-laws provide that the failure of non-U.S. citizens to register their shares on a separate stock record, which we refer to as the “Foreign Stock Record,” results in a suspension of their voting rights. Our by-laws further limit the number of shares of our capital stock that may be registered on the Foreign Stock Record to 25% of our issued and outstanding shares. Registration on the Foreign Stock Record is made in chronological order based on the date we receive a written request for registration. As a result, if a non-U.S. citizen acquires shares of our common stock and does not or is not able to register those shares on our Foreign Stock Record, they may lose their ability to vote those shares. See “Description of Capital Stock” in the accompanying prospectus.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $253.1 million (or approximately $291.2 million if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We entered into convertible note hedge transactions and warrant transactions with the option counterparties. We intend to use approximately $28.8 million of the net proceeds from this offering to pay the cost of the convertible note hedge transactions (after such cost is partially offset by the proceeds to us from the sale of the warrants).

We currently intend to use the net proceeds of the offering to repay higher cost revolving credit facility borrowings; enhance business and financial flexibility; support long-term growth; fund the cost of convertible note hedge transactions (after such cost is partially offset by proceeds to the company from the sale of warrants); and for general corporate purposes. We have not determined the amount of the net proceeds to be used specifically for such purposes and, as a result, management will retain broad discretion over the allocation of such proceeds.

If the underwriters exercise their over-allotment option, we may sell additional warrants and use a portion of the net proceeds from the sale of the additional notes, together with the proceeds from the additional warrants, to enter into additional convertible note hedge transactions and for the purposes described above.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is traded on The NASDAQ Global Select Market under the symbol “AAWW.” The following table summarizes the closing high and low sale prices for our common stock for the fiscal periods indicated as reported on The NASDAQ Global Select Market.

	High	Low
2015
First Quarter	$49.97	$43.02
Second Quarter	$59.42	$42.26
Third Quarter	$54.88	$34.22
Fourth Quarter	$43.77	$34.98
2016
First Quarter	$42.96	$33.37
Second Quarter	$48.66	$38.32
Third Quarter	$43.56	$34.62
Fourth Quarter	$53.45	$41.15
2017
First Quarter	$57.80	$50.30
Second Quarter (through May 17, 2017)	$59.80	$46.10

On May 17, 2017, the last reported sale price for our common stock on The NASDAQ Global Select Market was $46.10 per share. As of April 28, 2017 we had 49 stockholders of record.

DIVIDEND POLICY

We have not paid cash dividends on our common stock during our two most recent fiscal years. We do not intend to pay any dividends on our common stock for the foreseeable future.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, long-term debt and capital lease (including current maturities) and capitalization as of March 31, 2017:

•	on an actual basis;

•	on an as adjusted basis to reflect the offering and sale of the notes and the receipt of the net proceeds from the sale of the notes, after deducting underwriting discounts and commissions and estimated offering expenses payable by us (assuming no exercise of the underwriters’ option to purchase additional notes) but excluding the cost of the convertible note hedge transactions (after such cost is partially offset by the proceeds to us from the sale of warrants), any application of a portion of the net proceeds of this offering to repay revolving credit facility borrowings and any other use of proceeds. See “Use of Proceeds.”

You should read the following table along with our financial statements and the accompanying notes to those statements included and incorporated by reference in this prospectus supplement and the accompanying prospectus.

	March 31, 2017 (unaudited)
	Actual	As Adjusted(1)
	(in thousands, except shares and par values)
Cash and cash equivalents	$109,100	$362,163

Long-term debt and capital lease (including current maturities)(2)	$1,980,383	$2,233,446

Equity
Stockholders’ Equity
Preferred stock, $1 par value; 10,000,000 shares authorized; no shares issued	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 30,052,095 shares issued, 25,258,361, shares outstanding (net of treasury stock)	300	300
Additional paid-in-capital	661,290	661,290
Treasury stock, at cost; 4,793,734 shares	(192,549)	(192,549)
Accumulated other comprehensive loss	(4,737)	(4,737)
Retained earnings	1,047,320	1,047,320

Total equity	1,511,624	1,511,624

Total capitalization	$3,492,007	$3,745,070

(1)	Does not give effect to an aggregate of $62.9 million of borrowings occurring subsequent to March 31, 2017. See “Summary—Our Business.”
(2)	Convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the non-convertible debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity, specifically to additional paid-in capital. The debt component accretes up to the principal amount over the expected term of the debt. The accounting does not affect the actual amount that we are required to repay, and the amounts reflected in the table above for the notes offered hereby are shown reflecting underwriting discounts and commissions and estimated offering expenses but without reflecting the increase in additional paid-in capital.

DESCRIPTION OF NOTES

We will issue the notes under a base indenture between us and Wilmington Trust, National Association, dated as of June 3, 2015, as supplemented by a supplemental indenture with respect to the notes, to be dated as of the date of initial issuance of the notes. In this section, we refer to the base indenture (the “base indenture”), as supplemented by the supplemental indenture (the “supplemental indenture”), collectively as the “indenture.” This description of the notes supplements and, to the extent it is inconsistent, replaces the description of the general provisions of the notes and the base indenture in the accompanying prospectus. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to carefully read these documents because they, and not this description, define your rights as a holder of the notes. You may request a copy of the indenture from us. A copy of the indenture will be filed by us with the SEC and will be available as described under “Where You Can Find More Information.”

For purposes of this description, references to “we,” “our” and “us” refer only to Atlas Air Worldwide Holdings, Inc. and not to its subsidiaries.

General

The notes will:

•	be our general unsecured, senior obligations;

•	be equal in right of payment with any existing and future senior unsecured indebtedness of ours;

•	be senior in right of payment to any indebtedness that is contractually subordinated to the notes;

•	be structurally subordinated to the claims of our subsidiaries’ creditors, including trade creditors;

•	be effectively subordinated to any secured indebtedness to the extent of the value of the collateral securing such indebtedness;

•	initially be limited to an aggregate principal amount of $260,000,000 (or $299,000,000 if the underwriters’ over-allotment option is exercised in full);

•	bear cash interest from May 23, 2017 at an annual rate of 1.875% payable on June 1 and December 1 of each year, beginning on December 1, 2017;

•	not be redeemable prior to maturity;

•	be subject to repurchase by us at the option of the holders following a fundamental change (as defined below under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date;

•	mature on June 1, 2024, unless earlier converted or repurchased;

•	be issued in minimum denominations of $1,000 and multiples of $1,000 in excess thereof; and

•	be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “—Book-Entry, Settlement and Clearance.”

Subject to satisfaction of certain conditions and during the periods described below, the notes may be converted at the option of the holder at an initial conversion rate of 16.3713 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $61.08 per share of common stock). The conversion rate is subject to adjustment if certain events occur.

We will settle conversions of notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described under “—Conversion Rights—Settlement upon Conversion.” You will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture does not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from incurring liens, paying dividends or issuing or repurchasing the notes or our other securities. Other than restrictions described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “—Consolidation, Merger and Sale of Assets” below and except for the provisions set forth under “—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us, in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders or for any other reason. Our subsidiaries will not guarantee any of our obligations under the notes.

Notwithstanding anything to the contrary in the accompanying prospectus, we may, without notice to or the consent of the holders, reopen the indenture for the notes and issue additional notes under the indenture with the same terms as the notes offered hereby (other than differences in the issue price and interest accrued prior to the issue date of such additional notes) in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax or securities law purposes, such additional notes will have a separate CUSIP number.

We do not intend to list the notes on any securities exchange or any automated dealer quotation system.

Except to the extent the context otherwise requires, we use the term “notes” in this prospectus supplement to refer to each $1,000 principal amount of notes. We use the term “common stock” in this prospectus supplement to refer to our common stock, par value $0.01 per share. References in this prospectus supplement to a “holder” or “holders” of notes that are held through DTC are references to owners of beneficial interests in such notes, unless the context otherwise requires. However, we and the trustee will treat the person in whose name the notes are registered (Cede & Co., in the case of notes held through DTC) as the owner of such notes for all purposes. References herein to the “close of business” refer to 5:00 P.M., New York City time and to the “open of business” refer to 9:00 A.M., New York City time.

Repurchase and Cancellation

We will cause all notes surrendered for payment, repurchase (including as described below), registration of transfer or exchange or conversion, if surrendered to any person other than the trustee (including any of our agents, subsidiaries or affiliates), to be delivered to the trustee for cancellation. All notes delivered to the trustee shall be cancelled promptly by the trustee. Except for notes surrendered for registration of transfer or exchange, no notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

We may, to the extent permitted by law, directly or indirectly (regardless of whether such notes are surrendered to us), repurchase notes in the open market or otherwise, whether by us or our subsidiaries or through a privately negotiated transaction or a public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives, in each case, without prior notice to the holders. We will cause any notes so repurchased (other than notes repurchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture upon their repurchase, and upon receipt of a written order from us, the trustee will cancel all notes so surrendered.

Payments on the Notes; Paying Agent and Registrar

We will pay through the paying agent the principal of and interest on notes in global form registered in the name of or held by The Depository Trust Company, or DTC, or its nominee, by wire transfer of immediately available funds in accordance with the wire transfer instructions supplied by DTC or its nominee from time to time to the trustee and the paying agent (if other than the trustee).

We will pay through the paying agent the principal of certificated notes at the office or agency designated by us maintained for that purpose in the continental United States of America (the “place of payment”). Subject to the fourth immediately succeeding sentence, we will pay through the paying agent interest on certificated notes by check mailed to a holder’s address as it appears in the note register. We have initially designated the trustee as our paying agent and registrar and its corporate trust office in the continental United States of America as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. We will pay the principal of and interest on notes in the legal tender of the United States of America. With respect to any holder with an aggregate principal amount of notes in excess of $5,000,000, at the application of such holder in writing to us and the paying agent (which application shall remain in effect until the holder provides written notice to the contrary), we will pay through the paying agent interest on such holder’s certificated notes by wire transfer of immediately available funds to such holder’s account in the United States supplied by such holder from time to time to the trustee and paying agent (if different from the trustee) not later than the applicable regular record date.

Transfer and Exchange

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note surrendered for conversion or required repurchase.

The registered holder of a note will be treated as its owner for all purposes.

Interest

The notes will bear cash interest at a rate of 1.875% per year until maturity. Interest on the notes will accrue from May 23, 2017 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on June 1 and December 1 of each year, beginning on December 1, 2017.

Interest will be paid to the person in whose name a note is registered at the close of business on May 15 or November 15, as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.

If any interest payment date, the maturity date or any earlier required repurchase date upon a fundamental change of a note falls on a day that is not a business day or is a day on which banking institutions in the place of payment are authorized or obligated by law to close or be closed, the required payment will be made on the next succeeding day that is both a business day and is not a day on which banking institutions in such place of payment are authorized or obligated by law to close or be closed, and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

Ranking

The notes will be our general unsecured obligations that rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equal in right of payment with all of our liabilities that are not so subordinated. The notes will effectively rank junior to any of our secured indebtedness and other secured obligations to the extent of the value of the assets securing such indebtedness or other obligations. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. The notes will rank structurally junior to all indebtedness and other liabilities of our subsidiaries (including trade payables). We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

As of March 31, 2017, our total consolidated indebtedness was $2,898 million, of which an aggregate of $1,801 million was senior secured indebtedness. As of March 31, 2017, our subsidiaries had $2,616 million of indebtedness and other liabilities (which amount includes trade payables, but excludes intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes would have been structurally subordinated. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ over-allotment option), our total consolidated indebtedness would have been $3,151 million.

The ability of our subsidiaries to pay dividends and make other payments to us is restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. We may not be able to pay the cash portions of any settlement amount upon conversion of the notes, or to pay cash for the fundamental change repurchase price upon a fundamental change if a holder requires us to repurchase notes as described below. See “Risk Factors—Risks Related to the Notes and this Offering—We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.”

The subordination provisions described under “Description of Debt Securities—Subordination of Subordinated Debt Securities” in the accompanying prospectus will not apply to the notes.

No Redemption

We may not redeem the notes prior to the maturity date, and no “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

Conversion Rights

General

Prior to the close of business on the business day immediately preceding September 1, 2023, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion upon Satisfaction of Sale Price Condition,” “—Conversion upon Satisfaction of Trading Price Condition,” and “—Conversion upon Specified Corporate Events.” On or after September 1, 2023 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their notes at the conversion rate at any time irrespective of the foregoing conditions.

The conversion rate will initially be 16.3713 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $61.08 per share of common stock). Upon conversion of a note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, all as set forth below under “—Settlement upon Conversion.” If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and number of shares of our common stock, if any, due upon conversion will be based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day in a 70 trading day observation period (as defined below under “—Settlement upon Conversion”). Wilmington Trust, National Association will initially act as the conversion agent.

The conversion rate and the corresponding conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. The conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount; provided that the remaining principal amount of any note so converted is $1,000 or an integral multiple of $1,000 in excess thereof.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of delivering any fractional share as described under “—Settlement upon Conversion.” Our payment and delivery, as the case may be, to you of the cash, shares of our common stock or a combination thereof, as the case may be, into which a note is convertible will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest, if any, to, but not including, the relevant conversion date.

As a result, accrued and unpaid interest, if any, to, but not including, the relevant conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of notes into a combination of cash and shares of our common stock, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion.

Notwithstanding the immediately preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such regular record date will receive the full amount of interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. However, notes surrendered for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made:

•	for notes converted after 5:00 p.m., New York City time, on the regular record date immediately preceding the maturity date and before 5:00 p.m., New York City time, on the second scheduled trading day immediately preceding the maturity date;

•	if we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the business day immediately following the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such notes.

Therefore, for the avoidance of doubt, all holders at 5:00 p.m., New York City time, on the regular record date immediately preceding the maturity date will receive the full interest payment due on the maturity date regardless of whether their notes have been converted following such regular record date.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on any issuance of any shares of our common stock upon the conversion, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder must pay that tax.

Holders may surrender their notes for conversion under the following circumstances:

Conversion upon Satisfaction of Sale Price Condition

Prior to the close of business on the business day immediately preceding September 1, 2023, a holder may surrender all or any portion of its notes for conversion at any time during any calendar quarter commencing after the calendar quarter ending on September 30, 2017 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price per share of our common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices per share of our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose. The “last reported sale price” will be determined without regard to after-hours trading or any other trading outside of regular trading session hours.

“Trading day” means a day on which (i) trading in our common stock generally occurs on The NASDAQ Global Select Market or, if our common stock is not then listed on The NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded, and (ii) a last reported sale price for our common stock is available on such securities exchange or market. If our common stock is not so listed or traded, “trading day” means a “business day.”

Conversion upon Satisfaction of Trading Price Condition

Prior to the close of business on the business day immediately preceding September 1, 2023, a holder of notes may surrender all or any portion of its notes for conversion at any time during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a written request by a holder of notes in accordance with the procedures described below, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such trading day (the “trading price condition”).

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5,000,000 principal amount of notes at approximately 3:30

p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select for this purpose, which may include one or more of the underwriters; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on such date of determination. Any such determination will be conclusive absent manifest error. If (x) we are not acting as bid solicitation agent, and we do not, when we are required to, instruct the bid solicitation agent to obtain bids, or if we give such instruction to the bid solicitation agent, and the bid solicitation agent fails to make such determination, or (y) we are acting as bid solicitation agent and we fail to make such determination, then, in either case, the “trading price” per $1,000 principal amount of notes shall be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each trading day of such failure.

The bid solicitation agent (if other than us) shall have no obligation to determine the trading price per $1,000 principal amount of notes unless we have requested such determination in writing; and we shall have no obligation to make such request (or, if we are acting as bid solicitation agent, we shall have no obligation to determine the trading price) unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the bid solicitation agent (if other than us) in writing to determine (or if we are acting as the bid solicitation agent, we shall determine) the trading price per $1,000 principal amount of notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. We will provide written notice to the bid solicitation agent (if other than us) of the three independent nationally recognized securities dealers selected by us pursuant to the definition of “trading price” set forth in the immediately preceding paragraph, along with appropriate contact information for each and we will direct such securities dealers to provide the required information to the bid solicitation agent.

If the trading price condition has been met, we will so notify the holders, and the trustee and the conversion agent (if other than the trustee) in writing. If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the applicable conversion rate, we will so notify the holders, and the trustee and the conversion agent (if other than the trustee) in writing.

The “bid solicitation agent” means us or such other person as may be appointed, from time to time, by us to solicit bids for the trading price of the notes. The trustee will initially act as the bid solicitation agent.

Conversion upon Specified Corporate Events

Certain Distributions

If, prior to the close of business on the business day immediately preceding September 1, 2023, we elect to:

•	issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance; or

•

distribute to all or substantially all holders of our common stock our assets, securities or rights to purchase our securities, which distribution has a per share value, as reasonably determined (which determination will be binding) by our board of directors (or a committee thereof), exceeding 10% of the last reported sale price of our common stock on the trading day preceding the date of announcement of such distribution, then, in either case, we must notify the holders of the notes, the trustee and the conversion agent (if other than the trustee) at least 80 scheduled trading days prior to the ex-dividend date for such issuance or distribution. Once we have given such notice, holders may surrender all or any portion of their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately preceding the ex-dividend date for such issuance or distribution and our announcement that such issuance or distribution will not take place, even if the notes are not otherwise convertible at such time.

Certain Corporate Events

If a transaction or event that constitutes a “fundamental change” (as defined under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”) or a “make-whole fundamental change” (as defined under “—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change”) occurs prior to the close of business on the business day immediately preceding September 1, 2023, regardless of whether a holder has the right to require us to repurchase the notes as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” or if we are a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of our assets, in each case, pursuant to which our common stock would be converted into cash, securities or other assets, all or any portion of a holder’s notes may be surrendered for conversion at any time from or after the date that is 80 scheduled trading days prior to the anticipated effective date of the transaction (or, if later, the business day after we give notice of such transaction) until 35 trading days after the actual effective date of such transaction or, if such transaction also constitutes a fundamental change, until the related fundamental change repurchase date. Subject to the immediately succeeding sentence, we will notify holders, and the trustee and the conversion agent (if other than the trustee) in writing as promptly as practicable following the date we publicly announce such transaction (and in no event less than 80 scheduled trading days prior to the anticipated effective date of such transaction). However, if we do not have knowledge of such transaction at least 80 scheduled trading days prior to the anticipated effective date of such transaction, we will notify holders, and the trustee and the conversion agent (if other than the trustee) in writing, within two business days of the date upon which we receive notice, or otherwise become aware, of such transaction, but in no event later than the actual effective date of such transaction.

Conversions on or after September 1, 2023

On or after September 1, 2023, a holder may convert all or any portion of its notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled. As such, if you are a beneficial owner of the notes, you must allow for sufficient time to comply with DTC’s procedures if you wish to exercise your conversion rights.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

We will pay any documentary, stamp or similar issue or transfer tax on the issuance of any shares of our common stock upon conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder must pay the tax.

We refer to the date you comply with the relevant procedures for conversion described above as the “conversion date.”

If a holder has already delivered a repurchase notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the repurchase notice in accordance with the relevant provisions of the indenture. If a holder submits its notes for required repurchase, the holder’s right to withdraw the repurchase notice and convert the notes that are subject to repurchase will terminate at the close of business on the business day immediately preceding the relevant fundamental change repurchase date.

Settlement upon Conversion

Upon conversion, we may choose to pay or deliver, as the case may be, either cash (“cash settlement”), shares of our common stock (“physical settlement”) or a combination of cash and shares of our common stock (“combination settlement”), as described below. We refer to each of these settlement methods as a “settlement method.”

All conversions for which the relevant conversion date occurs on or after September 1, 2023 will be settled using the same settlement method. Except for any conversions for which the relevant conversion date occurs on or after September 1, 2023, we will use the same settlement method for all conversions with the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions with different conversion dates. That is, we may choose for notes converted on one conversion date to settle conversions in physical settlement, and choose for notes converted on another conversion date cash settlement or combination settlement.

If we elect a settlement method, we will inform holders so converting and the conversion agent in writing, of the settlement method we have selected no later than the close of business on the trading day immediately following the relevant conversion date (or in the case of any conversions for which the relevant conversion date occurs on or after September 1, 2023, no later than September 1, 2023). If we do not timely elect a settlement method for a conversion (or, in the case of conversions for which the relevant conversion date occurs on or after September 1, 2023 and notice is not provided prior to or on September 1, 2023, for all such conversions), we will no longer have the right to elect cash settlement or physical settlement for such conversion (or, in the case of conversions for which the relevant conversion date occurs on or after September 1, 2023 and notice is not provided prior to or on September 1, 2023, for all such conversions) and we will be deemed to have elected combination settlement in respect of our conversion obligation, as described below, and the specified dollar amount, as described below, per $1,000 principal amount of notes will be equal to $1,000. If we elect combination settlement for a conversion (or, in the case of conversions for which the conversion date occurs on or after September 1, 2023 and notice is not provided prior to or on September 1, 2023, for all such conversions), but we do not timely notify converting holders and the conversion agent of the specified dollar amount per $1,000 principal amount of notes, such specified dollar amount will be deemed to be $1,000. It is our current intent and policy to settle conversions through combination settlement with a specified dollar amount per $1,000 principal amount of notes of $1,000. For the avoidance of doubt, if we do not timely elect a settlement method prior to or on September 1, 2023 for all conversions to occur on or after September 1, 2023, we will be deemed to have elected combination settlement with a specified dollar amount per $1,000 principal amount of notes equal to $1,000 for all conversions for which the conversion date occurs on or after September 1, 2023.

Settlement amounts will be computed by us as follows:

•	if we elect physical settlement, we will deliver to the converting holder in respect of each $1,000 principal amount of notes being converted a number of shares of common stock equal to the applicable conversion rate;

•	if we elect cash settlement, we will pay through the conversion agent to the converting holder in respect of each $1,000 principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 70 consecutive trading days during the related observation period; and

•	if we elect (or are deemed to have elected) combination settlement, we will pay or deliver, as the case may be, to the converting holder in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 70 consecutive trading days during the related observation period.

The “daily settlement amount,” for each of the 70 consecutive trading days during the observation period, shall consist of:

•	cash equal to the lesser of (i) the maximum cash amount per $1,000 principal amount of notes to be received upon conversion as specified in the notice specifying our chosen settlement method (the “specified dollar amount”), if any, divided by 70 (such quotient, the “daily measurement value”) and (ii) the daily conversion value; and

•	if the daily conversion value exceeds the daily measurement value, a number of shares of our common stock equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such trading day, which number may include fractional shares during the pendency of the observation period.

The “daily conversion value” means, for each of the 70 consecutive trading days during the observation period, 1/70th (one-seventieth) of the product of (1) the conversion rate on such trading day and (2) the daily VWAP for such trading day.

The “daily VWAP” means, for each of the 70 consecutive trading days during the relevant observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “AAWW <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any note surrendered for conversion means:

•	if the relevant conversion date occurs prior to September 1, 2023, the 70 consecutive trading day period beginning on, and including, the second trading day immediately succeeding such conversion date; and

•	if the relevant conversion date occurs on or after September 1, 2023, and on or prior to the second scheduled trading day immediately preceding the maturity date, the 70 consecutive trading days beginning on, and including, the 72nd scheduled trading day immediately preceding the maturity date.

For the purposes of determining amounts due upon conversion only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on The NASDAQ Global Select Market or, if our common stock is not then listed on The NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

For the purposes of determining amounts due upon conversion, “market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

Except as described under “—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change” and “—Recapitalizations, Reclassifications and Changes of Our Common Stock,” we will deliver the consideration due in respect of conversion no later than the third scheduled trading day immediately following the relevant conversion date, if we elect physical settlement, or no later than the third scheduled trading day immediately following the last trading day of the relevant observation period, in the case of any other settlement method.

We will pay cash in lieu of delivering any fractional share of common stock issuable upon conversion based on the daily VWAP for the relevant conversion date (in the case of physical settlement) or based on the daily VWAP for the last trading day of the relevant observation period (in the case of combination settlement).

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date; provided, however, that the person in whose name any shares of our common stock shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on the conversion date (in the case of physical settlement) or the last trading day of the relevant observation period (in the case of combination settlement).

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held a number of shares of our common stock equal to the applicable conversion rate, multiplied by the principal amount of notes held by such holder, divided by $1,000.

(1)	If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	OS1
OS0

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date, as applicable;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date, as applicable; and

OS1 =	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared that results in an adjustment under this clause (1) but is not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors (or a committee thereof) determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2) If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

CR1 = CR0 x	OS0 + X
OS0 + Y

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;

X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and
Y =	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate shall be decreased to the conversion rate that would then be in effect if such ex-dividend date for such issuance had not occurred.

For the purpose of this clause (2) and for the purpose of the first bullet point under “—Conversion upon Specified Corporate Events—Certain Distributions,” in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of our common stock at a price per share that is less than such average of the last reported sale prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined (which determination will be binding) by our board of directors (or a committee thereof).

(3)	If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends, distributions or issuances as to which an adjustment was effected pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (4) below; and

•	spin-offs as to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be increased based on the following formula:

CR1 = CR0 x	SP0
SP0 - FMV

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;

SP0 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV =	the fair market value (as determined (which determination will be binding) by our board of directors (or a committee thereof)) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the ex-dividend date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1 = CR0 x	FMV0 + MP0
MP0

where,

CR0 =	the conversion rate in effect immediately prior to the end of the valuation period (as defined below);

CR1 =	the conversion rate in effect immediately after the end of the valuation period;

FMV0 =	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of last reported sale price set forth under “—Conversion upon Satisfaction of Sale Price Condition” as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and

MP0 =	the average of the last reported sale prices of our common stock over the valuation period.

The increase to the conversion rate under the preceding paragraph will occur on the last trading day of the valuation period; provided that (x) in respect of any conversion of notes for which physical settlement is applicable, if the relevant conversion date occurs during the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date for such spin-off and such conversion date in determining the conversion rate and (y) in respect of any conversion of notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such conversion and within the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date for such spin-off and such trading day in the valuation period in determining the conversion rate as of such trading day. In addition, if the ex-dividend date for such spin-off is after the 10th trading day immediately preceding, and including, the end of any observation period in respect of a conversion of notes, references to “10” in the preceding paragraph and this paragraph shall be deemed to be replaced, for purposes of calculating the applicable conversion rate solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, and including, the last trading day of such observation period.

For purposes of this clause (3), clause (1) and clause (2), if any dividend or distribution to which this clause (3) is applicable also includes a dividend or distribution of shares of common stock to which clause (1) applies or a dividend or distribution of rights, options or warrants to subscribe for or purchase shares of common stock to which clause (2) applies, then, in either case, (i) such dividend or distribution, other than the dividend or distribution to which clause (1) applies or to which clause (2) applies, shall be deemed to be a dividend or distribution to which this clause (3) applies and any conversion rate adjustment required by this clause (3) with respect to such dividend or distribution shall then be made, and (ii) the dividend or distribution to which clause (1) or clause (2) applies will be deemed to immediately follow and any conversion rate adjustment required by clause (1) and clause (2) with respect to such dividend or distribution shall then be made, except that, if determined by us, (A) the ex-dividend date of such dividend or distribution to which clause (1) or clause (2) applies, as the case may be, shall be substituted as the “ex-dividend date” of the dividend or distribution to which this clause (3) applies and (B) any shares of common stock included in such dividend or distribution to which clause (1) or clause (2) applies, as the case may be, shall be deemed not to be “outstanding immediately prior to the open of business on such ex-dividend date or effective date, as applicable” within the meaning of clause (1) or “outstanding immediately prior to the open of business on such ex-dividend date” within the meaning of clause (2). The adjustments made pursuant to the provisions of this paragraph shall be made without duplication.

(4)	If any cash dividend or distribution is made to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	SP0
SP0 - C

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1 =	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0 =	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C =	the amount in cash per share we distribute to all or substantially all holders of our common stock.

Any increase made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors (or a committee thereof) determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the ex-dividend date for such cash dividend or distribution.

(5)	If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (such last date, the “expiration date”), the conversion rate will be increased based on the following formula:

CR1 = CR0 x	AC + (SP1 x OS1)
OS0 X SP1

where,

CR0 =	the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the expiration date;

CR1 =	the conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the expiration date;

AC =	the aggregate value of all cash and any other consideration (as determined (which determination will be binding) by our board of directors (or a committee thereof)) paid or payable for shares purchased in such tender or exchange offer;

OS0 =	the number of shares of our common stock outstanding immediately prior to the expiration date (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1 =	the number of shares of our common stock outstanding immediately after the expiration date (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the expiration date.

The increase to the conversion rate under the preceding paragraph will occur at the close of business on the 10th consecutive trading day immediately following, and including, the trading day next succeeding the expiration date; provided that (x) in respect of any conversion of notes for which physical settlement is applicable, if the relevant conversion date occurs during the 10 trading days immediately following, and including, the trading day next succeeding the expiration date, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date and such conversion date in determining the applicable conversion rate and (y) in respect of any conversion of notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such conversion and within the 10 trading days immediately following, and including, the trading day next succeeding the expiration date, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date and such trading day in determining the applicable conversion rate as of such trading day. In addition, if the trading day next succeeding the expiration date is after the 10th trading day immediately preceding, and including, the end of any observation period in respect of a conversion of notes, references to “10” or “10th” in the preceding paragraph and this paragraph shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, and including, the last trading day of such observation period.

If the application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made (other than as a result of a reverse share split or a share combination).

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under “—Settlement upon Conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Except as stated in this “Description of Notes” section, we will not adjust the conversion rate. In addition, we will not adjust the conversion rate for guarantees issued in respect of any of our outstanding securities.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock have the right to receive any cash, securities or other property or in which our common stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment to the conversion rate unless the adjustment would result in a change of at least 1% in the then-applicable conversion rate. However, we will carry forward any adjustment that is less than 1% of the then-applicable conversion rate, take such carried-forward adjustments into account in any subsequent adjustment, and make such carried-forward adjustments, regardless of whether the aggregate adjustment is less than 1% (i) annually on the anniversary date of the first date of issue of the notes, (ii) on the conversion date for any notes (in the case of physical settlement), (iii) on each trading day during any observation period related to any conversion of notes (in the case of cash settlement or combination settlement) and (iv) on the effective date of any fundamental change or make-whole fundamental change.

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors (or a committee thereof) determines (which determination will be binding) that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material U.S. Federal Income Tax Considerations.”

If we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan. However, if, prior to any conversion, the rights have separated from the shares of common stock in accordance with the provisions of the applicable rights plan, the conversion rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to the warrant transactions entered into concurrently with the issuance of our convertible notes due 2022, the Amazon warrants or any other option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	solely for a change in the par value of the common stock; or

•	for accrued and unpaid interest, if any.

We will notify holders, and the trustee and the conversion agent (if other than the trustee) in writing, of any conversion rate adjustment promptly after such adjustment is made.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of:

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination),

•	any consolidation, merger or combination involving us,

•	any sale, lease or other transfer to a third party of all or substantially all of the consolidated assets of us and our subsidiaries, or

•	any statutory share exchange,

in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at and after the effective time of the transaction, the right to convert each $1,000 principal amount of notes will be changed into a right to convert such principal amount of notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. However, at and after the effective time of the transaction, (i) we will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of notes, as set forth under “—Settlement upon Conversion” and (ii)(x) any amount payable in cash upon conversion of the notes as set forth under “—Settlement upon Conversion” will continue to be payable in cash, (y) any shares of our common stock that we would have been required to deliver upon conversion of the notes as set forth under “—Settlement upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such transaction. If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election or (ii) if no holders of our common stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of our common stock. If the holders of our common stock receive only cash in such transaction, then for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased as described under and during the time periods set forth under “—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change”), multiplied by the price paid per share of common stock in such transaction and (ii) we will satisfy our conversion obligation by paying cash to converting holders on the third scheduled trading day immediately following the conversion date. We will notify holders, and the trustee and the conversion agent (if other than the trustee) in writing, of the weighted average as soon as practicable after such determination is made.

The supplemental indenture providing that the notes will be convertible into reference property will also provide for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments described under “—Conversion Rate Adjustments” above. If the reference property in respect of any such transaction includes shares of stock, securities or other property or assets of a company other than us or the successor or purchasing corporation, as the case may be, in such transaction, such other company will also execute such supplemental indenture, and such supplemental indenture will contain such additional provisions to protect the interests of the holders, including the right of holders to require us to repurchase their notes upon a fundamental change as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” below, as the board of directors reasonably considers necessary by reason of the foregoing. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts over a span of multiple days (including an observation period and the “stock price” for purposes of a make-whole fundamental change), our board of directors (or a committee thereof) will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date, effective date or expiration date of the event occurs, at any time during the period when the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts are to be calculated.

Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change

If the “effective date” (as defined below) of a “fundamental change” (as defined below and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (2) of the definition thereof, a “make-whole fundamental change”) occurs prior to the maturity date of the notes and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the relevant notice of conversion of the notes is received by the conversion agent during the period from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change) (such period, the “make-whole fundamental change period”).

Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will, at our option, satisfy our conversion obligation by physical settlement, cash settlement or combination settlement, as described under “—Settlement upon Conversion.” However, if the consideration for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is composed entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted notes equal to the conversion rate (including any increase to reflect the additional shares as described in this section), multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the third scheduled trading day following the conversion date. We will notify holders, the trustee and the conversion agent (if other than the trustee) of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid (or deemed to be paid) per share of our common stock in the make-whole fundamental change. If the holders of our common stock receive in exchange for their common stock only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the five trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares as set forth in the table below will be adjusted in the same manner and at the same time as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the number of additional shares by which the conversion rate will be increased per $1,000 principal amount of notes for each hypothetical stock price and effective date set forth below:

	Stock Price
	$46.10	$50.00	$55.00	$61.08	$70.00	$80.00	$90.00	$100.00	$150.00	$200.00
Effective Date
May 23, 2017	5.3205	4.5896	3.8476	3.1590	2.4364	1.8850	1.5023	1.2266	0.5607	0.3075
June 1, 2018	5.3205	4.4704	3.6996	2.9927	2.2633	1.7186	1.3492	1.0887	0.4855	0.2674
June 1, 2019	5.3205	4.3508	3.5425	2.8114	2.0723	1.5355	1.1819	0.9394	0.4075	0.2261
June 1, 2020	5.3205	4.2272	3.3684	2.6047	1.8529	1.3269	0.9943	0.7749	0.3268	0.1838
June 1, 2021	5.3205	4.0830	3.1551	2.3488	1.5843	1.0784	0.7776	0.5905	0.2439	0.1402
June 1, 2022	5.3205	3.9034	2.8718	2.0052	1.2339	0.7713	0.5250	0.3864	0.1612	0.0956
June 1, 2023	5.3205	3.6790	2.4515	1.4795	0.7357	0.3883	0.2443	0.1770	0.0805	0.0493
June 1, 2024	5.3205	3.6286	1.8105	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case

•	If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $200.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•	If the stock price is less than $46.10 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of notes exceed 21.6918 shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a “fundamental change” (as defined below in this section) occurs at any time prior to the maturity date, holders will have the right, at their option, to require us to repurchase for cash all of their notes, or any portion of the principal thereof that is equal to $1,000 or a multiple of $1,000 in excess thereof. The fundamental change repurchase date will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our fundamental change notice as described below. The fundamental change repurchase date will be subject to postponement to comply with applicable law.

The fundamental change repurchase price we are required to pay will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date falls after a regular record date but on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay on the applicable interest payment date the full amount of accrued and unpaid interest to the holder of record on such regular record date, and the fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased).

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1) except as described in clause (2) below, a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our subsidiaries and our and their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity; provided, however, that a “person” or “group” shall not be deemed a beneficial owner of, or to own beneficially, (x) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such “person” or “group” pursuant to a Schedule TO until such tendered securities are accepted for purchase or exchange thereunder or (y) any securities to the extent such beneficial ownership (i) arises solely as a result of a revocable proxy delivered to such “person” or “group” by a shareholder that is not, for the avoidance of doubt, a member of such “group” in response to a proxy or consent solicitation made pursuant to, and disclosed in accordance with, the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D or Schedule 13G (or any successor schedule) under the Exchange Act;

(2) the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction described in clause (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (2);

(3) our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(4) our common stock (or other common stock underlying the notes) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

A transaction or transactions described in clause (1) or (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions such consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) becomes the reference property for the notes.

If any transaction in which our common stock is replaced by the securities of another entity occurs, following completion of any related make-whole fundamental change period (or, in the case of a transaction that would have been a fundamental change or a make-whole fundamental change but for the immediately preceding paragraph, following the effective date of such transaction), references to us in the definition of “fundamental change” above shall instead be references to such other entity.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee, conversion agent and paying agent in writing, a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the conversion rate and any adjustments to the conversion rate;

•	that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture, if applicable; and

•	the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in New York City or publish the information on our website or through such other public medium as we may use at that time.

To exercise the fundamental change repurchase right, you must deliver, on or before the business day immediately preceding the fundamental change repurchase date, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice, to the paying agent. Each repurchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

•	If the notes are not in certificated form, such repurchase notice must comply with appropriate DTC procedures.

Holders may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the repurchase notice.

If the notes are not in certificated form, such notice of withdrawal must comply with appropriate DTC procedures.

We will be required to repurchase notes properly surrendered for repurchase and not validly withdrawn on the fundamental change repurchase date. Holders who have exercised the repurchase right will receive payment of the fundamental change repurchase price on the later of (i) the fundamental change repurchase date and (ii) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then, with respect to the notes that have been properly surrendered for repurchase and have not been validly withdrawn:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price).

In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable;

•	file a Schedule TO or any other required schedule under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes;

in each case, so as to permit the rights and obligations under this “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” to be exercised in the time and in the manner specified in the indenture.

No notes may be repurchased on any date at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such notes).

The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

We will not be required to purchase, or to make an offer to purchase, the notes upon a fundamental change if a third party makes such an offer in the same manner, at the same time, for the same or greater price and otherwise in compliance with the requirements for an offer made by us as set forth above and such third party purchases all notes properly surrendered and not validly withdrawn under its offer in the same manner, at the same time, for the same or greater price and otherwise in compliance with the requirements for an offer made by us as set forth above.

To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to our obligations to repurchase the notes upon a fundamental change, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under such provisions of the indenture by virtue of such conflict.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition or the value of the notes. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale, lease or other transfer of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Related to the Notes and this Offering—We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.” Our convertible notes due 2022 have a similar repurchase feature that would be triggered upon a fundamental change. If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

The provision described under “Description of Debt Securities—Consolidation, Merger or Conveyance” in the accompanying prospectus will not apply to the notes. Instead, the consolidation, merger and sale of assets and related provisions described in this “—Consolidation, Merger and Sale of Assets” section will apply to the notes.

The indenture provides that we will not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person, if not us, is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and such corporation, if not us, expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture and (iii) if we are not the resulting, surviving or transferee person, the resulting, surviving or transferee person shall have delivered to the trustee an officers’ certificate and opinion of counsel, each stating that such consolidation, merger, sale, conveyance, transfer or lease complies with the indenture and an opinion of counsel stating that the supplemental indenture is the valid and binding obligation of the resulting, surviving or transferee person, subject to customary exceptions. Upon any such consolidation, merger or sale, conveyance, transfer or lease, the resulting, surviving or transferee person (if not us) shall succeed to, and may exercise every right and power of, ours under the indenture, and we shall be discharged from our obligations under the notes and the indenture, except in the case of any such lease.

Notwithstanding anything to the contrary herein, following an acquisition of 100% of our stock by a person that is a corporation for U.S. federal income tax purposes in a transaction in which our stockholders receive as consideration stock of that corporation, we may convert into a limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia (provided that a co-obligor of the notes is a corporation organized or existing under such laws) that is wholly owned by that corporation if the conditions set forth in clauses (i) and (ii) above are otherwise satisfied.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change, as defined above, permitting each holder to require us to repurchase the notes of such holder as described above.

Events of Default

The provisions described under “Description of Debt Securities—Events of Default” in the accompanying prospectus will not apply to the notes. Instead, the events of default and related provisions described in this “—Events of Default” section will apply to the notes.

Each of the following is an event of default with respect to the notes:

(1) default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

(2) default in the payment of principal of any note when due and payable at its stated maturity, upon any required repurchase, upon declaration of acceleration or otherwise;

(3) our failure to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and such failure continues for a period of five days;

(4) our failure for a period of three business days to give a fundamental change notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” notice of the effective date of a make-whole fundamental change as described under “—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change,” or notice of a specified corporate transaction as described under “—Conversion Rights—Conversion upon Specified Corporate Events,” in each case when due;

(5) our failure to comply with our obligations under “—Consolidation, Merger and Sale of Assets”;

(6) our failure for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of our other agreements contained in the notes or indenture;

(7) default by us or any of our subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $50,000,000 (or its foreign currency equivalent) in the aggregate of us and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and, in each case, such indebtedness is not discharged, or such acceleration is not otherwise cured or rescinded, within 30 days;

(8) certain events of bankruptcy, insolvency, or reorganization of us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X; or

(9) a final judgment or judgments for the payment of $50,000,000 (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) in the aggregate rendered against us or any of our significant subsidiaries, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee, may declare 100% of the principal of and accrued and unpaid interest, if any, on all the notes to be due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately. However, upon the occurrence of any event related to the events described in clause (8) above, the aggregate principal amount of and accrued and unpaid interest, if any, on the notes will automatically become due and payable immediately.

Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d)

of the Exchange Act or (ii) our failure to comply with our obligations as set forth under “—Reports” below, will, for the first 180 days after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the notes, at a rate equal to 0.25% per annum of the principal amount of the notes outstanding for each day during the first 90 days after the occurrence of such an event of default on which such event of default is continuing, beginning on, and including, the date on which such an event of default first occurs and at a rate equal to 0.50% per annum of the principal amount of the notes outstanding for each day from the 91st day after the occurrence of such an event of default until the 180th day following the occurrence of such an event of default on which such event of default is continuing.

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 181st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 181st day), such additional interest will cease to accrue and the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the notes will be immediately subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes, and the trustee and the paying agent in writing, of such election prior to the beginning of such 180-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest or with respect to the failure to deliver the consideration due upon conversion) and rescind any such acceleration with respect to the notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Each holder shall have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the fundamental change repurchase price, if applicable) of;

•	accrued and unpaid interest, if any, on; and

•	the consideration due upon conversion of,

its notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

If an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee written notice that an event of default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have in writing requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of such security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a written direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification reasonably satisfactory to it against any loss, liability or expense caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to a responsible officer of the trustee, the trustee shall send to each holder notice of the default within 90 days after a responsible officer of the trustee becomes aware of such default. Except in the case of a default in the payment of principal of or interest on any note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after becoming aware of the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or propose to take in respect thereof.

Payments of the fundamental change repurchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate from the required payment date.

Modification and Amendment

The provisions described under “Description of Debt Securities—Waiver, Modifications and Amendment” in the accompanying prospectus will not apply to the notes. Instead, the modification, waiver and amendment and related provisions described in this “—Modification and Amendment” section will apply to the notes.

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions related to the notes may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the stated time for payment of interest on any note;

(3) reduce the principal of or extend the stated maturity of any note;

(4) make any change that adversely affects the conversion rights of any notes;

(5) reduce the fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6) make any note payable in money, other than that stated in the note;

(7) make any note payable at a place of payment, other than in the continental United States;

(8) change the ranking of the notes;

(9) impair the right of any holder to receive payment of principal and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or

(10) make any change in the amendment provisions that require each holder’s consent or in the waiver provisions.

Without the consent of any holder, we and the trustee may amend the indenture to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor corporation of our obligations under the indenture;

(3) add guarantees with respect to the notes;

(4) secure the notes;

(5) add to our covenants or events of default for the benefit of the holders or surrender any right or power conferred upon us;

(6) make any change that does not adversely affect the rights of any holder (as determined (which determination will be binding) by our board of directors (or a committee thereof));

(7) in connection with any transaction described under “—Conversion Rights—Recapitalizations, Reclassifications and Changes of Our Common Stock” above, provide that the notes are convertible into reference property, subject to the provisions described under “—Conversion Rights—Settlement upon Conversion” above, and make certain related changes to the terms of the notes to the extent expressly required by the indenture;

(8) comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

(9) conform the provisions of the indenture to the “Description of Notes” section in the preliminary prospectus supplement, as supplemented by the related pricing term sheet;

(10) provide for a successor trustee in accordance with the terms of the indenture or to otherwise comply with any requirement of the indenture;

(11) provide for the issuance of additional notes, to the extent that we deem such amendment necessary or advisable in connection with such issuance; provided that no such amendment or supplement may impair or adversely affect the rights or interests of any holder (as determined (which determination will be binding) by our board of directors (or a committee thereof)); provided further that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax or securities law purposes, such additional notes will have one or more separate CUSIP numbers;

(12) increase the conversion rate;

(13) provide for additional rights and benefits for the holders; or

(14) provide for the addition of a co-obligor under the notes pursuant to the third paragraph under “—Consolidation, Merger and Sale of Assets.”

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to send to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

The defeasance provisions described under “Description of Debt Securities—Defeasance and Covenant Defeasance” in the accompanying prospectus will not apply to the notes. Instead, the satisfaction and discharge provisions described in this “—Discharge” section will apply to the notes.

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, at any fundamental change repurchase date, upon conversion or otherwise, cash or cash and/or shares of common stock, solely to satisfy outstanding conversions, as applicable, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

We will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the stock price, the last reported sale prices of our common stock, the daily VWAPs, the daily conversion values, the daily settlement amounts, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system or any successor thereof will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR or such successor. If the notes become convertible into reference property consisting in whole or in part of shares of capital stock of any parent company of ours pursuant to the terms of the indenture described under “Description of Notes—Conversion Rights—Recapitalizations, Reclassifications and Changes of Our Common Stock” and such parent company provides a full and unconditional guarantee of the notes, the SEC reports of such parent company shall be deemed to satisfy the foregoing reporting requirements of the indenture. Delivery of reports to the trustee is for information purposes only, and the trustee’s receipt thereof shall not constitute constructive notice of any information contained therein or determinable from information contained therein including our compliance with any covenants under the indenture (as to which the trustee is entitled to conclusively rely on officers’ certificates).

Trustee

Wilmington Trust, National Association is the trustee, note registrar, paying agent, bid solicitation agent and conversion agent. Wilmington Trust, National Association, in each of its capacities, including without limitation as trustee, note registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any party other than itself contained in this document or the related documents or for any failure by us or any such other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We may maintain banking relationships in the ordinary course of business with the trustee and its affiliates. Affiliates of the trustee currently serve as the subordination agent and trustee for certain of the company’s equipment notes and enhanced equipment trust certificates.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry, Settlement and Clearance

Global Notes, Book-Entry Form

Notes will be evidenced by one or more global notes. We will deposit the global note or notes with the trustee as custodian for DTC and register the global notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global note may be held directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC, whom we refer to as participants. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that some persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

Holders who are not participants may beneficially own interests in a global note held by DTC only through participants, or some banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, who we refer to as indirect participants. So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global note.

We will pay, or cause a paying agent to pay, interest on the principal amount of a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date, the fundamental change repurchase date or at maturity, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We have been informed that DTC’s practice is to credit participants’ accounts upon receipt of funds on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name.”

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for conversion, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default with respect to the notes has occurred and is continuing and such beneficial owner requests that its notes be issued in physical, certificated form.

DESCRIPTION OF CONVERTIBLE NOTE HEDGE AND WARRANT TRANSACTIONS

In connection with the pricing of the notes, we entered into convertible note hedge transactions with the option counterparties. The convertible note hedge transactions cover, subject to anti-dilution adjustments generally similar to those applicable to the notes, the number of shares of our common stock underlying the notes. Concurrently with entering into the convertible note hedge transactions, we also entered into warrant transactions with the option counterparties whereby we sold to the option counterparties warrants to purchase, subject to customary anti-dilution adjustments, up to the same number of shares of our common stock.

We intend to use approximately $28.8 million of the net proceeds from this offering to pay the cost of the convertible note hedge transactions (after such cost is partially offset by the proceeds to us from the sale of the warrants). If the underwriters exercise their over-allotment option, we may sell additional warrants and use a portion of the proceeds from the sale of the additional notes, together with the proceeds from the sale of the additional warrants, to enter into additional convertible note hedge transactions.

The convertible note hedge transactions are expected generally to reduce the potential dilution to our common stock upon conversion of the notes and/or offset any cash payments we are required to make in excess of the principal amount of converted notes, as the case may be, in the event that the market price per share of our common stock, as measured under the terms of the convertible note hedge transactions, is greater than the strike price of the convertible note hedge transactions, which initially corresponds to the conversion price of the notes and is subject to anti-dilution adjustments generally similar to those applicable to the conversion rate of the notes. If, however, the market price per share of our common stock, as measured under the terms of the warrant transactions, exceeds the strike price of the warrants, there would nevertheless be dilution to the extent that such market price exceeds the strike price of the warrants.

We will not be required to make any cash payments to the option counterparties or their affiliates upon the exercise of the options that are a part of the convertible note hedge transactions, but we will be entitled to receive from them a number of shares of our common stock, an amount of cash or a combination thereof generally based on the amount by which the market price per share of our common stock, as measured under the terms of the convertible note hedge transactions, is greater than the strike price of the convertible note hedge transactions during the relevant valuation period under the convertible note hedge transactions. Additionally, if the market price per share of our common stock, as measured under the terms of the warrant transactions, exceeds the strike price of the warrants during the measurement period at the maturity of the warrants, we will owe the option counterparties a number of shares of our common stock in an amount based on the excess of such market price per share of our common stock over the strike price of the warrants.

The convertible note hedge transactions and the warrant transactions are separate transactions entered into by us with the option counterparties, are not part of the terms of the notes and will not change the holders’ rights under the notes. As a holder of the notes, you will not have any rights with respect to the convertible note hedge transactions or the warrant transactions.

For a discussion of the potential impact of any market or other activity by the option counterparties or their respective affiliates in connection with these convertible note hedge and warrant transactions, see “Underwriting (Conflicts of Interest)—Convertible Note Hedge and Warrant Transactions” and “Risk Factors—Risks Related to the Notes and this Offering—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

IN GENERAL

The following is a summary of the material U.S. federal income tax considerations (and, in the case of non-U.S. holders, certain estate tax considerations) to you of the ownership and disposition of the notes and shares of our common stock received upon conversion of the notes. It:

•	is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury Department regulations, all of which are subject to change (possibly with retroactive effect) or to different interpretations;

•	does not discuss the tax considerations to you if you do not hold the notes and any shares of our common stock received upon conversion of the notes as capital assets within the meaning of Section 1221 of the Code (that is, for investment purposes);

•	does not discuss the tax considerations to you if you do not purchase the notes in the initial offering for the original issue price (the first price at which a substantial amount of the notes is sold for cash to the public, not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers);

•	does not discuss all of the tax considerations that may be relevant to you in light of your particular circumstances or that may be relevant to you because you are subject to special rules, such as rules applicable to banks, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, S corporations, U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar, insurance companies, dealers in securities or currencies, traders in securities that have elected the mark-to-market method of tax accounting, persons who are subject to the alternative minimum tax, persons holding the notes as part of a hedge, straddle, “constructive sale,” “conversion” or other integrated transaction, or former U.S. citizens or long-term residents subject to taxation as expatriates;

•	does not discuss the effect of any state, local or foreign laws, any U.S. federal gift tax or estate tax considerations (except to the limited extent described herein with respect to non-U.S. holders), or the 3.8% Medicare tax on net investment income; and

•	does not discuss tax considerations to an owner of notes that is a partnership or other pass-through entity.

As used in this section, a “U.S. holder” of a note means a beneficial owner of a note or share of our common stock that is, for U.S. federal income tax purposes, a citizen or resident of the United States or any political subdivision thereof, a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if (1) the trust is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) a valid election is in place to treat the trust as a U.S. person. As used in this section, a “non-U.S. holder” means a beneficial owner of a note or share of our common stock that is not a U.S. holder and that is an individual, corporation, estate or trust.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the notes or shares of common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership that holds the notes or shares of common stock, you should consult your own tax advisors.

Please consult your own tax advisor regarding the application of U.S. federal income tax laws to your particular situation and the consequences of U.S. federal estate and gift tax laws, state, local and foreign laws and tax treaties.

TAX CONSIDERATIONS FOR U.S. HOLDERS

This section applies to you if you are a U.S. holder.

Stated Interest

In general, stated interest paid on a note will be taxable to you as ordinary income at the time it accrues or is received, in accordance with your method of accounting for U.S. federal income tax purposes. If you are a cash method taxpayer, which is the case for most individuals, you must report interest on the notes in your income when you receive it. If you are an accrual method taxpayer, you must report interest on the notes in your income as it accrues.

This discussion assumes that the notes will not be issued with original issue discount. If, however, the principal amount of a note exceeds the issue price by at least a specified amount, as determined under applicable U.S. Treasury regulations, you will be required to include such excess in income as original issue discount, as it accrues, in accordance with a constant-yield method based on a compounding of interest, before the receipt of the cash attributable to this income.

Under the terms of the notes, in certain circumstances we may make additional payments to holders of the notes. See “Description of Notes—Events of Default”. Although the matter is not free from doubt, we believe, and we intend to take the position, that the payment of additional amounts is a “remote” or “incidental” contingency and that additional amounts should be taxable as ordinary interest income at the time they are received or accrued, in accordance with your regular tax accounting method. Our determination will be binding on you unless you disclose your contrary position in the manner required by the applicable U.S. Treasury regulations. Our position is not, however, binding on the Internal Revenue Service (the “IRS”). If the IRS takes a contrary position from that described above, you may be required to accrue taxable interest income based upon a “comparable yield,” regardless of your method of tax accounting. Such yield would be higher than the stated interest on the notes. In addition, any gain on the sale, exchange, redemption or other taxable disposition of the notes (including any gain realized on the conversion of a note) would be recharacterized as ordinary income. You are urged to consult your tax advisor regarding the tax consequences of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Except as provided below under “—Conversion of Notes into Cash, Common Stock, or a Combination of Cash and Common Stock,” on the sale, exchange, redemption or other taxable disposition of a note (including a repurchase at the option of a holder as described in “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes”):

•	You will have taxable gain or loss equal to the difference between the amount received by you (excluding amounts representing accrued and unpaid interest, which will be taxable to you as ordinary income to the extent not previously included in income) and your adjusted tax basis in the note. Your tax basis in a note is generally the cost of the note to you.

•	Your gain or loss will generally be a capital gain or loss and will be a long-term capital gain or loss if you have a holding period for the note that is more than one year. Long-term capital gains recognized by certain non-corporate U.S. holders (including individuals) are generally subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitation.

Conversion of Notes into Cash, Common Stock, or a Combination of Cash and Common Stock

If, upon conversion of a note, we elect to satisfy our conversion obligation solely with cash, your gain or loss will be determined in the same manner as if you disposed of the notes in a taxable disposition, as described above under “—Sale, Exchange, Redemption or Other Taxable Disposition of the Notes.”

If, upon conversion, we elect to satisfy our conversion obligation solely with shares of our common stock (and cash in lieu of a fractional share of our common stock), you generally will not recognize any income, gain or loss upon conversion of a note into shares of our common stock, except with respect to cash received in lieu of a fractional share of our common stock and any cash or stock attributable to accrued interest not previously included in income (each as discussed below). Your adjusted basis in the shares of our common stock received in exchange for a note (other than shares of common stock attributable to accrued interest, but including any fractional share deemed received) will be the same as your adjusted basis in the note at the time of the conversion. The holding period for the shares of our common stock will generally include the holding period of the note converted (other than shares attributable to accrued interest).

Your adjusted basis in shares of our common stock attributable to accrued interest generally will equal the amount of accrued interest included in income and the holding period with respect to such stock will begin on the day following the date of conversion.

Cash received in lieu of a fractional share of our common stock will be treated as a payment in exchange for a fractional share of our common stock and generally will result in capital gain or loss equal to the difference between the cash received for the fractional share and your adjusted basis allocable to the fractional share.

The conversion of a note into a combination of cash and shares of our common stock may be treated as a recapitalization for U.S. federal income tax purposes. In order for an exchange of notes for a combination of cash and shares of our common stock to qualify as a recapitalization, the notes must be treated as “securities” under the relevant provisions of the Code. The Code and Treasury Regulations do not define the term “security.” Whether a debt instrument is a security is based on all of the facts and circumstances, but most authorities have held that the term to maturity of the debt instrument is one of the most significant factors. In this regard, debt instruments with a term of ten years or more generally have qualified as securities, whereas debt instruments with a term of less than five years generally have not qualified as securities. The convertibility of the notes into our common stock in certain circumstances supports “security” treatment because the possible equity participation in the Company signifies an investment that is affected by the performance of the business. You should consult your tax advisor regarding a conversion of the notes into a combination of cash and shares.

Assuming the transaction is treated as a recapitalization:

•	in general, you will recognize capital gain in an amount equal to the lesser of (i) the excess (if any) of (A) the amount of cash (excluding any cash received attributable to accrued interest, which will be treated as described above under “—Stated Interest”) plus the fair market value of shares of our common stock received upon conversion (treating a fractional share of our common stock as issued and redeemed for this purpose and excluding any such common stock that is attributable to accrued interest) over (B) your adjusted tax basis in the converted note, and (ii) the amount of cash received upon conversion (other than any cash received in lieu of a fractional share of our common stock and any cash received attributable to accrued interest). In addition, gain or loss must be recognized with respect to cash received in lieu of a fractional share equal to the difference between the cash received with respect to such fractional share and the basis in the note that is allocated to such fractional share (described below);

•	you will not be able to recognize any taxable loss (other than with respect to a fractional share); and

•	your basis in the common stock received (including the fractional share deemed to have been received) will be equal to your basis in the notes so converted plus any gain recognized (other than with respect to a fractional share) minus any cash received (excluding cash received in lieu of a fractional share and cash attributable to accrued interest). Your holding period in the stock received will include your holding period for the notes; however, your holding period in stock received attributable to accrued interest will begin on the day following the date of receipt.

Alternatively, the conversion may be treated as if a portion of your notes corresponding to the portion of the total consideration (excluding cash or common stock received in respect of accrued and unpaid interest)

represented by cash is retired for cash and the remaining portion of your notes is converted into stock in a tax-free transaction. Cash or common stock received in respect of accrued and unpaid interest will be taxable as interest to the extent not previously included in income.

If, upon conversion, we satisfy our conversion obligation with a combination of cash and shares of our common stock, and if neither of the above treatments is applicable, then the conversion could be fully taxable, in which case you would recognize gain or loss as described above in “Sale, Exchange, Redemption or Other Taxable Disposition of the Notes”, with your amount realized equal to the cash (other than cash attributable to accrued interest, which will be treated as described above) plus the fair market value of the common stock that you receive.

The tax consequences of converting a note into a combination of cash and shares of common stock are unclear. It is possible that other characterizations exist. You are strongly encouraged to consult your tax advisor regarding the appropriate treatment of a conversion of the notes into a combination of common stock and cash.

Constructive Distributions

If at any time we were to make or treated as making a distribution of cash or property to our stockholders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes and, in accordance with the provisions described in “Description of Notes—Conversion Rate Adjustments”, the conversion rate of the notes were adjusted, such adjustment would be a deemed distribution taxable as a dividend to beneficial owners of the notes to the extent of our current and accumulated earnings and profits (and otherwise as discussed below), notwithstanding the fact that the beneficial owners of the notes do not receive a cash payment.

If the conversion rate is adjusted upon the occurrence of certain other events (as described in “Description of Notes—Conversion Rate Adjustments”), such adjustment also may be a deemed distribution in certain circumstances, taxable as a dividend to beneficial owners of the notes to the extent of our current and accumulated earnings and profits (and otherwise as discussed below), notwithstanding the fact that the beneficial owners do not receive a cash payment. Generally, an adjustment in the conversion rate under the indenture made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes in the event of stock dividends or distributions of rights to subscribe for our common stock will not be a taxable constructive distribution but, as noted above, an adjustment to the conversion rate to compensate for a taxable dividend will be treated as a taxable constructive distribution.

Furthermore, in certain circumstances, the failure to adjust the conversion rate under the indenture may result in a deemed taxable distribution to holders of our common stock.

If there is a deemed distribution, such distribution will be taxable as a dividend to the extent of our current and accumulated earnings and profits, and thereafter as a return of capital or capital gain in accordance with the tax rules applicable to corporate distributions, but may not be eligible for the reduced rates of tax applicable to certain dividends paid to individual investors or the dividends-received deduction applicable to certain dividends paid to corporate holders.

Possible Effect of a Consolidation or Merger

In certain situations, we may consolidate or merge into another entity (as described above under “Description of Notes—Consolidation, Merger and Sale of Assets”). Depending on the circumstances, a change in the obligor of the notes as a result of the consolidation or merger could result in a deemed taxable exchange to a U.S. holder and the modified note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss. Moreover, if the notes were to become exchangeable into stock of an entity other than the obligor, such an exchange would generally be a taxable event.

Distributions on Shares of Our Common Stock

If, after you convert a note into shares of our common stock, we make a distribution in respect of that stock, the distribution will be treated as a dividend, generally taxable to you as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. The amount of dividends received with respect to our shares by certain non-corporate U.S. holders (including individuals) generally will be subject to taxation at a preferential rate under the rules relating to “qualified dividend” income, subject to the holding period and other requirements. Dividends received by an otherwise qualifying corporate U.S. holder that meets the holding period and other requirements may be eligible for the dividends-received deduction. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital up to your adjusted basis in the shares of our common stock. Any remaining excess will be treated as capital gain.

As discussed above under “Constructive Distributions,” if an event occurs that dilutes the note holders’ interest and the conversion price is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock dividend to them.

Sale, Exchange or Other Taxable Disposition of Shares of Our Common Stock

Upon the sale, exchange or other taxable disposition of shares of our common stock received on conversion of a note:

•	you will have taxable gain or loss equal to the difference between the amount received by you and your adjusted tax basis in the shares of our common stock (determined as described above under “—Conversion of Notes into Cash, Common Stock, or a Combination of Cash and Common Stock”); and

•	your gain or loss will generally be a capital gain or loss and will be a long-term capital gain or loss if you have a holding period for the common stock that is more than one year. Long-term capital gains recognized by certain non-corporate U.S. holders (including individuals) are generally subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitation.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply with respect to payments of principal, payments of stated interest or constructive distributions on the notes, to payments of dividends on shares of common stock, and to proceeds of a sale of a note or of stock paid to you, unless you are an exempt recipient. Backup withholding may apply to those payments if you fail to provide your taxpayer identification number or certification of exempt status, or otherwise fail to comply with the backup withholding rules.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

This section applies to you if you are a non-U.S. holder and the interest, dividends and gain you receive are not effectively connected with your conduct of a U.S. trade or business. If the interest, dividends and gain you receive are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment), you will be subject to rules similar to those described above for U.S. holders. In addition to this treatment, if you are a corporation, you could be subject to a branch profits tax at a rate of 30% (or lower applicable treaty rate). You will be exempt from the withholding tax on interest and dividends discussed below, although you will be required to provide a properly executed IRS Form W-8ECI (or other applicable form) in order to obtain an exemption from withholding. These rules are complex, and you should consult your tax advisor.

This section assumes that we are at no time a “U.S. real property holding corporation.” We believe that we are not a U.S. real property holding corporation and do not expect to become such a corporation, although there can be no assurance that we will not become such a corporation. If we do become a U.S. real property holding corporation, there could be adverse tax consequences to a non-U.S. holder.

Interest

Subject to the discussions below concerning backup withholding and FATCA, payments of interest on the notes to you will not be subject to U.S. federal withholding tax, provided that pursuant to the “portfolio interest” exception:

•	you do not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote,

•	you are not a controlled foreign corporation (within the meaning of the Code) that is related, directly or indirectly, to us,

•	you are not a bank receiving interest on the notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business, and

•	you satisfy certain certification requirements, including by providing a properly executed IRS Form W-8BEN or W-8BEN-E showing that you are not a U.S. person.

Payments of interest on the notes that do not meet the above-described requirements will be subject to a U.S. federal income tax of 30% (or such lower rate provided by an applicable income tax treaty if you establish that you qualify to receive the benefits of such treaty) collected by means of withholding.

Conversion

You generally will not recognize any income, gain or loss on the conversion of a note into shares of our common stock (other than amounts received in respect of accrued interest, which will be treated as described above under “—Interest”). If, upon conversion, we elect to satisfy our conversion obligation with cash or with a combination of cash and shares of our common stock, all or a part of the transaction may be treated as a sale of the notes. See “—Sale, Exchange, Redemption or Other Taxable Disposition of the Notes or of Our Common Stock” below.

Dividends

Subject to the discussion below concerning backup withholding and FATCA, dividends paid to you with respect to shares of our common stock (including any deemed distributions as described in “—Tax Considerations for U.S. Holders—Constructive Distributions”) will be subject to a U.S. federal income tax of 30% (or such lower rate provided by an applicable income tax treaty, if you establish that you qualify to receive the benefits of such treaty) collected by means of withholding. In the case of a constructive distribution, it is possible that this tax would be withheld from any amount owed to you, including, but not limited to, interest or sales or conversion proceeds subsequently paid or credited to you.

A non-U.S. holder of notes or shares of our common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form). If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes or of Our Common Stock

Subject to the discussion below concerning backup withholding and FATCA, you will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or redemption of the notes (other than amounts received in respect of accrued interest, which will be treated as described above under “—Interest”) or of our common stock unless you are an individual present in the United States for at least 183 days during the year in which you dispose of the note or shares of our common stock, and other conditions are satisfied.

U.S. Federal Estate Tax

A note beneficially owned by an individual who, for estate tax purposes, is not a citizen or resident of the United States at the time of death will not be includable in the decedent’s gross estate for U.S. federal estate tax purposes, provided that (i) such beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote and (ii) at the time of death, payments with respect to such note would not have been effectively connected with the conduct by the beneficial owner of a trade or business in the United States.

Common stock beneficially owned by an individual who, for estate tax purposes, is not a citizen or resident of the United States at the time of death will be included in the gross estate for the purpose of the U.S. federal estate tax unless otherwise provided by an applicable estate tax treaty.

Information Reporting and Backup Withholding

We (or an applicable withholding agent) must report annually to the IRS and to each non-U.S. holder any interest or dividend paid during the year. Copies of these information returns may also be made available under the provisions of a treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides. In addition, non-U.S. holders may be subject to information reporting with respect to payments of the proceeds of the sale, exchange or other disposition of a note or of a share of our common stock. Certain certification requirements may apply in order for non-U.S. holders to avoid backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA

Pursuant to Sections 1471 through 1474 of the Code, Treasury Regulations thereunder, and administrative guidance (collectively referred to as “FATCA”), issuers of certain debt and equity instruments and other withholding agents, as applicable, will be required to withhold 30% of any interest or dividends with respect to such instruments, and, on or after January 1, 2019, 30% of the gross proceeds from the sale or other disposition (including redemption at maturity in the case of the notes) of those instruments, in each case paid to (i) a foreign financial institution (whether such foreign financial institution is the beneficial owner or an intermediary) unless such institution enters into an agreement with the U.S. government to collect and report to the U.S. government, on an annual basis, information with respect to its U.S. accountholders and meets certain other specified requirements (or, in certain circumstances, complies with similar reporting requirements of the non-U.S. government in the jurisdiction in which it is organized or located under an intergovernmental agreement between such non-U.S. government and the U.S. government) or (ii) a non-financial foreign entity (whether such non-financial foreign entity is the beneficial owner or an intermediary) unless such entity certifies that it does not have any “substantial United States owners” or provides certain information regarding the entity’s “substantial United States owners” and such entity meets certain other specified requirements. FATCA generally will apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person or would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable tax treaty with the United States or U.S. domestic law.

Both U.S. and non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation and whether it may be relevant to such holder’s acquisition, ownership and disposition of the notes or common stock.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC, BNP Paribas Securities Corp. and Citigroup Global Markets Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of notes indicated below:

Underwriter	Principal Amount of Notes
Morgan Stanley & Co. LLC	$90,480,000
BNP Paribas Securities Corp.	$90,480,000
Citigroup Global Markets Inc.	$45,240,000
Credit Agricole Securities (USA) Inc.	$11,700,000
J.P. Morgan Securities LLC	$11,700,000
CJS Securities, Inc.	$2,600,000
Cowen and Company, LLC	$2,600,000
Seaport Global Securities LLC	$2,600,000
Sidoti & Company, LLC	$2,600,000

Total	$260,000,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The obligations of the underwriters to make any payment for and accept delivery of the notes offered by this prospectus supplement and the accompanying prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriting agreement provides for a firm commitment underwriting, and the underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement and the accompanying prospectus if any such notes are taken. However, the underwriters are not required to take or pay for the notes covered by the underwriters’ option to purchase additional notes described below.

The underwriters initially propose to offer the notes directly to the public at the offering price listed on the cover page of this prospectus supplement or to certain dealers at a price that represents a concession not in excess of $13.50 per note under the public offering price. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the underwriters.

We have granted the underwriters the right to purchase, within a 13 day period beginning on, and including, the date we first issue the notes, up to an additional $39,000,000 principal amount of notes at the public offering price listed on the cover page of this prospectus supplement, solely to cover over-allotments. To the extent the option is exercised, the underwriters will become obligated, subject to certain conditions, to purchase about the same percentage of the aggregate principal amount of additional notes as the principal amount listed next to the underwriter’s name in the preceding table bears to the aggregate principal amount of notes listed next to the names of all underwriters in the preceding table.

The following table shows the per note and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional $39,000,000 principal amount of notes, solely to cover over-allotments.

	Per Note	No Exercise	Full Exercise
Public offering price	$1,000	$260,000,000	$299,000,000
Underwriting discounts and commissions	$22.50	$5,850,000	$6,727,500
Proceeds, before expenses, to us	$977.50	$254,150,000	$292,272,500

SkyWorks Securities, LLC is providing financial advisory services to us in connection with this offering. The expenses of this offering that are payable by us are estimated to be approximately $1.1 million (excluding underwriting discounts and commissions payable in connection with this offering). The representatives have agreed to reimburse us with respect to a portion of these expenses.

We have agreed to reimburse the underwriters for expense relating to clearance of this offering with FINRA up to $40,000.

Our shares of common stock are listed on The NASDAQ Global Select Market under the trading symbol “AAWW.”

The notes will be a new issue of securities for which there is presently no market. The underwriters have advised us that the underwriters presently intend to make a market in the notes as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the notes and any such market making may be discontinued at any time at the discretion of the underwriters, without notice to the holders. Accordingly, no assurance can be given as to the liquidity or trading markets for the notes.

We and our directors and officers have agreed that, without the prior written consent of Morgan Stanley & Co. LLC, on behalf of the underwriters, we and they will not, during the period ending 75 days after the date of this prospectus supplement (the “restricted period”):

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any other securities convertible into or exercisable or exchangeable for common stock other than in connection with the implementation of a shareholder rights plan whether or not existing on the date of the underwriting agreement (this prohibition does not apply to purchases of common stock and contracts to purchase common stock pursuant to any Rule 10b-18 plan or an accelerated share repurchase plan);

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities; or

•	file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

Subject to certain conditions, the restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of notes by us in this offering;

•	the issuance of the shares upon conversion of the notes or our convertible notes due 2022;

•	the issuance by us of shares of common stock upon the exercise and settlement or termination of the warrant transactions entered into concurrently with the issuance of our convertible notes due 2022 or the Amazon warrants or the exercise of any other option or a warrant or the conversion of a security outstanding on the date hereof of which the underwriters have been advised in writing;

•	the issuance by us of shares of, or options to purchase shares of, common stock, restricted stock units or other equity awards to our employees, officers or directors pursuant to employee benefit plans in

•	effect on the date hereof, or any replacements or successors of any such plans, which are described in this prospectus supplement;

•	the entry into the warrant transactions as described in this prospectus supplement or the issuance of shares of common stock upon exercise and settlement or termination of such warrant transactions;

•	transactions relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares; provided that no filing under Section 16(a) of the Exchange Act is required or voluntarily made in connection with subsequent sales of the common stock or other securities acquired in such open market transactions;

•	sales of shares of common stock pursuant to a Rule 10b5-1 trading plan in effect on the date of this prospectus supplement, provided that to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made regarding such transfers, such announcement or filing must include a statement to the effect that the transfer was made pursuant to a 10b5-1 trading plan;

•	the establishment of a Rule 10b5-1 trading plan for the transfer of shares of our common stock; provided that such plan does not provide for the transfer of shares of our common stock during the restricted period and to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing must include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period;

•	the exercise, conversion or forfeiture or exchange of shares of common stock pursuant to our long term incentive plans (including, without limitation, to finance a “cashless” exercise or to satisfy tax withholding obligations);

•	transfers of shares of our common stock, or any security convertible into, exercisable or exchangeable for our common stock, as a bona fide gift; provided that no filing under Section 16(a) of the Exchange Act is required or voluntarily made in connection with such transfer during the restricted period and each donee to whom common stock or such other security is transferred agrees to be bound by the terms of an agreement substantially in the same form as the lock-up agreement; or

•	distributions of shares of our common stock, or any security convertible into our common stock, to any limited partners or stockholders of a lock-up signatory; provided that no filing under Section 16(a) of the Exchange Act is required or voluntarily made in connection with such distribution during the restricted period and each distributee to whom common stock or such other security is transferred agrees to be bound by the terms of an agreement substantially in the same form as the lock-up agreement.

Morgan Stanley & Co. LLC, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

In order to facilitate this offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes or our common stock. Specifically, the underwriters may sell more notes than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of notes available for purchase by the underwriters under their option to purchase additional notes from us. The underwriters can close out a covered short sale by exercising their option to purchase additional notes from us or purchasing notes in the open market. In determining the source of notes to close out a covered short sale, the underwriters will consider, among other things, the open market price of notes compared to the price available under their option to purchase additional notes. The underwriters may also sell notes in excess of their option to purchase additional notes, creating a naked short position. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering of the notes. As an additional means of facilitating the offering of the notes, the underwriters may bid for, and purchase, notes or shares of our common stock in the open market to stabilize the price of the notes or our common stock. These activities may raise or maintain the market price of the notes or our common stock above independent market levels or prevent or retard a decline in the market price of the notes or our common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of notes to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. Affiliates of Morgan Stanley & Co. LLC and BNP Paribas Securities Corp. are counterparties to the convertible note hedge transactions in respect of our convertible notes due 2022.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Convertible Note Hedge and Warrant Transactions

In connection with the pricing of the notes, we entered into convertible note hedge transactions with the option counterparties. The convertible note hedge transactions are expected generally to reduce the potential dilution to our common stock upon conversion of the notes and/or offset any cash payments we are required to make in excess of the principal amount of converted notes, as the case may be. We also entered into warrant transactions with the option counterparties. However, the warrant transactions could separately have a dilutive effect on our earnings per share to the extent that the market price per share of our common stock, as measured under the terms of the warrant transactions, exceeds the applicable strike price of the warrants. Accordingly, when the convertible note hedge transactions and the warrant transactions are taken together, the extent to which the convertible note hedge transactions reduce the potential dilution to our common stock (or the cash payments in excess of the principal amount of the notes) upon conversion of the notes is effectively capped by the warrants transaction at the strike price of the warrants.

We intend to use approximately $28.8 million of the net proceeds from this offering to pay the cost of the convertible note hedge transactions (after such cost is partially offset by the proceeds to us from the sale of the warrants). If the underwriters exercise their over-allotment option, we may sell additional warrants and use a portion of the proceeds from the sale of the additional notes, together with the proceeds from the sale of the additional warrants, to enter into additional convertible note hedge transactions.

In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the option counterparties or their respective affiliates expect to enter into various hedging transactions, including

(without limitation) derivative transactions, with respect to our common stock concurrently with or shortly after the pricing of the notes. This activity could impact the market price of our common stock or the notes at that time.

In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various hedging transactions, including (without limitation) derivatives, with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes). This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the number of shares and/or value of the consideration that you will receive upon conversion of the notes.

For a discussion of the potential impact of any market or other activity by the option counterparties or their respective affiliates in connection with these convertible note hedge and warrant transactions, see “Risk Factors—Risks Related to the Notes and this Offering—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.”

Selling Restrictions

Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including the accompanying prospects and any amendment hereto or thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State) with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of the notes being offered hereby may not be made to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any notes being offered hereby in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust will not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Conflicts of Interest

In connection with the repayment of certain borrowings under our credit facilities, affiliates of each of Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are expected to receive a portion of the net proceeds of this offering in their capacities as lenders. See “Use of Proceeds.” These proceeds will give the affiliates of Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC more than 5% of the proceeds of this offering, and consequently, each of Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC will be deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121(f)(5)(C). Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121. As such, any underwriter that has a conflict of interest pursuant to Rule 5121 will not confirm sales to accounts in which it exercises discretionary authority without the prior written consent of the customer. Pursuant to Rule 5121, a “qualified independent underwriter” (as defined in Rule 5121) must participate in the preparation of the prospectus and perform its usual standard of due diligence with respect to the registration statement and this prospectus. BNP Paribas Securities Corp. has agreed to act as qualified independent underwriter for the offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 of the Securities Act. We have also agreed to indemnify BNP Paribas Securities Corp. against certain liabilities incurred in connection with it acting as a qualified independent underwriter in this offering, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

ATLAS AIR WORLDWIDE HOLDINGS, INC.

Common Stock

Debt Securities

Preferred Stock

Atlas Air Worldwide Holdings, Inc. may, from time to time, offer and sell in one or more offerings:

•	Shares of our common stock;

•	Unsecured debt securities consisting of senior or subordinated notes and debentures and/or other unsecured evidences of indebtedness in one or more series, which may be convertible into or exchangeable for our common stock or preferred stock; and

•	Shares of preferred stock, in one or more series, which may be convertible or exchangeable for our common stock or debt securities.

This prospectus describes some of the general terms that may apply to the offering of securities covered by this prospectus. The specific terms of any securities to be offered, and any other information relating to a specific offering of securities, will be set forth in a post-effective amendment to the registration statement of which this prospectus is a part or in a supplement to this prospectus, or may be set forth in one or more documents incorporated by reference into this prospectus.

We may offer and sell our securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will deliver this prospectus together with a prospectus supplement setting forth the specific terms of the securities we are offering and the specific terms of the plan of distribution of such securities.

Our common stock is listed on The NASDAQ Global Select Market under the ticker symbol “AAWW.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

You should read this entire prospectus, the documents that are incorporated by reference into this prospectus and any prospectus supplement carefully before you invest in our securities.

Investing in our securities involves certain risks. Please see “Risk Factors” on page 3 and other information included and incorporated by reference in this prospectus, and in any Annual Report on Form 10-K, Quarterly Report on Form 10-Q or applicable prospectus supplement, for a discussion of the factors that you should carefully consider before deciding to purchase our securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 16, 2017.

DESCRIPTION OF DEBT SECURITIES	7
DESCRIPTION OF CAPITAL STOCK	15
PLAN OF DISTRIBUTION	18
LEGAL MATTERS	20
EXPERTS	20
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	20
WHERE YOU CAN FIND MORE INFORMATION	22

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell different types of securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the nature and terms of the securities being offered at that time. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information under the headings “Incorporation of Certain Documents By Reference” and “Where You Can Find More Information” and any other information that you may need to make your investment decision.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

In this prospectus, references to the “company,” “AAWW,” “we,” “us” and “our” are to Atlas Air Worldwide Holdings, Inc., a Delaware corporation, and its operating subsidiaries, unless the context requires otherwise.

We have not authorized any underwriter, dealer, salesperson or any other person to provide you with different or additional information to that contained or incorporated by reference in this prospectus or any applicable prospectus supplement or in any free writing prospectus prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, any applicable prospectus supplement or the documents incorporated by reference into this prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

ATLAS AIR WORLDWIDE HOLDINGS, INC.

We are a leading global provider of outsourced aircraft and aviation operating services. We operate the world’s largest fleet of 747 freighters and provide customers a broad array of 747, 777, 767, 757 and 737 aircraft for domestic, regional and international cargo and passenger applications. We provide unique value to our customers by giving them access to highly reliable new production freighters that deliver the lowest unit cost in the marketplace combined with outsourced aircraft operating services that we believe lead the industry in terms of quality and global scale. Our customers include express delivery providers, e-commerce retailers, airlines, freight forwarders, the U.S. military and charter brokers. We provide global services with operations in Africa, Asia, Australia, Europe, the Middle East, North America and South America.

We were incorporated in Delaware in 2000. Our principal executive offices are located at 2000 Westchester Avenue, Purchase, New York 10577, and our telephone number is (914) 701-8000.

Our website is www.atlasair.com. The information on our website is not a part of this prospectus or any applicable prospectus supplement.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus and any applicable prospectus supplement, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 23, 2017, as updated by our Quarterly Reports on Form 10-Q and our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The risk factors described in such reports are not the only ones we face. Our operations could also be impaired by additional risks and uncertainties. If any of these risks and uncertainties develop into actual events, our business, financial condition and results of operations could be materially and adversely affected. Additional risks may be included in a prospectus supplement relating to a particular series or offering of securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and any applicable prospectus supplement may contain, statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements are based on management’s beliefs, plans, expectations and assumptions, and on information currently available to management. Generally, the words “will,” “may,” “should,” “expect,” “anticipate,” “intend,” “plan,” “continue,” “believe,” “seek,” “project,” “estimate” and similar expressions used in this prospectus or in any applicable prospectus supplement that do not relate to historical facts are intended to identify forward-looking statements.

The forward-looking statements in this prospectus or incorporated into this prospectus or in any applicable prospectus supplement by reference are not representations or guarantees of future performance and involve certain risks, uncertainties and assumptions. Many of such factors are beyond our control and are difficult to predict. As a result, our future actions, financial position, results of operations and the market price for shares of our common stock could differ materially from those expressed in any forward-looking statements made by us. Readers are therefore cautioned not to place undue reliance on forward-looking statements. We also do not intend to publicly update any forward-looking statements that may be made from time to time by us or on our behalf, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

Unless we specify otherwise in a prospectus supplement, we intend to use the net proceeds from any offering of securities by us for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our consolidated ratio of earnings to fixed charges for each of the periods indicated are as follows:

	For the Quarter Ended March 31, 2017	For the Years Ended December 31,
		2016	2015		2014	2013	2012
Ratio of Earnings to Fixed Charges	1.0	1.7	—	*	1.6	1.9	2.6

*	For the year ended December 31, 2015, fixed charges exceeded earnings by $15.9 million.

For purposes of the ratio of earnings to fixed charges, “earnings” consist of income from continuing operations before income taxes, distributed income of equity investees and fixed charges, less capitalized interest. “Fixed charges” consist of interest expense and an estimate of the portions of rentals representative of the interest factor.

We have the authority to issue up to 10,000,000 shares of preferred stock, par value $1.00 per share; however, as of the dates for which information is presented in the above table, no shares were outstanding, and we did not have a preferred stock dividend obligation. Therefore, the ratio of earnings to fixed charges and preferred stock dividends is equal to the ratio of earnings to fixed charges.

DESCRIPTION OF DEBT SECURITIES

The following description of debt securities sets forth certain material terms and provisions of the debt securities to which any prospectus supplement may relate. The specific terms applicable to a particular issuance of debt securities and any variations from the terms set forth below will be set forth in the applicable prospectus supplement. The debt securities will constitute either our senior debt securities or our subordinated debt securities.

Senior debt securities will be issued under an indenture (the “senior indenture”), dated June 3, 2015, between us and Wilmington Trust, National Association (the “senior trustee”), which senior indenture is filed as an exhibit to the Registration Statement. Subordinated debt securities will be issued under a separate indenture (the “subordinated indenture”) to be entered into between us and a trustee (the “subordinated trustee”) to be designated prior to the issuance of any such subordinated debt securities, the form of which subordinated indenture is filed as an exhibit to the Registration Statement. The senior indenture and the subordinated indenture are sometimes collectively referred to herein as the “indentures,” the senior debt securities and the subordinated debt securities are sometimes collectively referred to herein as the “debt securities,” and the senior trustee and the subordinated trustee sometimes collectively referred to herein as the “trustees” and individually as the “trustee.” We and the respective trustee may enter into supplements to the indentures from time to time.

The following is a summary of the material terms and provisions of the indentures and the debt securities. You should refer to the respective indenture and the applicable prospectus supplement for complete information regarding the terms and provisions of the respective indenture and the debt securities.

General

Neither indenture limits the amount of debt securities that we may issue. The senior debt securities will be our senior unsecured obligations and will rank equal in right of payment to all of our other existing and future indebtedness and other liabilities that are not, by their terms, expressly subordinated in the right of payment to the senior debt securities. The subordinated debt securities will be unsecured obligations and subordinated in right of payment to all of our existing and future senior indebtedness, in the manner and to the extent described below under “Subordination of Subordinated Debt Securities.” In addition, any of our secured debt or other secured obligations will be effectively senior to the debt securities to the extent of the value of the assets securing such debt or other obligation.

The debt securities may be issued in one or more separate series of senior debt securities or subordinated debt securities. A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offered debt securities. These terms will include some or all of the following:

•	the title and type of the debt securities;

•	any limit on the amount(s) that may be issued;

•	the person to whom any interest on the debt securities shall be payable if other than the registered holder;

•	the maturity date(s) or the method by which this date or these dates will be determined;

•	the interest rate, if any, or the method of computing the interest rate;

•	the date or dates from which interest will accrue, or how this date or these dates will be determined, and the interest payment date or dates, if any, and any related record dates;

•	the place(s) where payments, if any, will be made on the debt securities and the place(s) where debt securities may be presented for transfer or exchange;

•	the period or periods within which, the price or prices at which and the terms and conditions on which we may redeem, or be required to redeem, the debt securities;

•	any provisions relating to the convertibility or exchangeability of the debt securities for other debt securities or equity securities;

•	any mandatory or optional sinking fund or similar provisions;

•	if other than denominations of $1,000 and integral multiples thereof, the denominations in which any debt securities shall be issuable;

•	if other than the principal amount, the portion of the principal amount, or the method by which the portion will be determined, of the debt securities that will be payable upon declaration of acceleration of the maturity of the debt securities;

•	if other than U.S. dollars, the foreign currency or units of two or more foreign currencies in which payment of the principal of (and premium, if any) or interest on the debt securities shall be payable;

•	if the principal of (and premium, if any) or interest on the debt securities is payable, at our election or election of the holders, in a foreign currency or units of two or more foreign currencies other than that in which the debt securities are stated to be payable, the period or periods within which, and the terms and conditions, upon which, such election may be made;

•	any index used to determine the amount of payment of principal of (and premium, if any) or interest on the debt securities;

•	whether the debt securities will be subject to defeasance in advance of the date for redemption or the stated maturity date;

•	whether the debt securities will be issued in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	any additional or different events of default and any change in the right of the trustee or the holders to declare principal due and payable;

•	in the case of an issue of subordinated debt securities, the subordination provisions, if different from those described under “Subordination of Subordinated Debt Securities” below;

•	any additional or different covenants;

•	the form of debt securities;

•	any other terms of the debt securities; and

•	any applicable guarantees.

We will have the ability under the indentures to “reopen” a previously issued series of debt securities and issue additional debt securities of that series or establish additional terms of that series.

Unless otherwise indicated in the applicable prospectus supplement, the covenants contained in the indentures may not protect holders of the debt securities in the event of a highly leveraged or other transaction involving us or our subsidiaries that may adversely affect the holders of the debt securities.

Debt securities may be issued under the indentures as original issue discount securities. An original issue discount security is a security, including any zero-coupon security, that under applicable U.S. federal income tax law has a “stated redemption price at maturity” that exceeds its “issue price” by more than a de minimis amount. If a series of debt securities is issued as original issue discount securities, the special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities will be discussed in the applicable prospectus supplement.

Holding Company Status. The debt securities are obligations exclusively of Atlas Air Worldwide Holdings, Inc., which, as a holding company, has no material assets other than certain investments and its ownership of the common stock of its subsidiaries. We will rely entirely upon distributions from our subsidiaries to meet the payment obligations under the debt securities. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the debt securities or otherwise to make any funds available to us including the payment of dividends or other distributions or the extension of loans or advances. Furthermore, the ability of our subsidiaries to make any payments to us would be dependent upon the terms of any credit facilities or other agreements of the subsidiaries and upon the subsidiaries’ earnings, which are subject to various business risks. In a bankruptcy or insolvency proceeding, claims of holders of the debt securities would be satisfied solely from our equity interests in our subsidiaries remaining after the satisfaction of claims of creditors of the subsidiaries. Accordingly, the debt securities are effectively subordinated to existing and future liabilities of our subsidiaries to their respective creditors. The debt securities also are effectively subordinated to any secured debt that we incur to the extent of the value of the assets securing that indebtedness.

Form, Exchange and Transfer

The debt securities will be issuable as registered securities. The ownership or transfer of debt securities will be listed in the security register described in the applicable indenture.

The indentures provide that debt securities may be issuable in global form which will be deposited with, or on behalf of, a depositary, identified in an applicable prospectus supplement. If debt securities are issued in global form, one certificate will represent a large number of outstanding debt securities which may be held by separate persons, rather than each debt security being represented by a separate certificate.

If the purchase price, or the principal of, or any premium or interest on any debt securities is payable in, or if any debt securities are denominated in, one or more foreign currencies, the restrictions, elections, U.S. federal income tax considerations, specific terms and other information will be set forth in the applicable prospectus supplement.

Unless otherwise specified in the applicable prospectus supplement, debt securities denominated in U.S. dollars will be issued only in denominations of $1,000 and integral multiples thereof.

Debt securities may be presented for registration of transfer with the applicable form of transfer duly executed, at the office of the Security Registrar, as defined in the applicable indenture, without service charge and upon payments of any taxes and other governmental charges as described in the applicable indenture. This registration of transfer or exchange will be effected upon the Security Registrar being satisfied with the documents of title and identity of the person making the request.

A debt security in global form may not be transferred except as a whole by or between the depositary for the debt security and any of its nominees or successors. If any debt security of a series is issuable in global form, the applicable prospectus supplement will describe:

•	any circumstances under which beneficial owners of interests in that global debt security may exchange their interests for definitive debt securities of that series of like tenor and principal amount in any authorized form and denomination,

•	the manner of payment of principal, premium and interest, if any, on that global debt security, and

•	the specific terms of the depositary arrangement with respect to that global debt security.

Payment and Paying Agents

Unless otherwise specified in an applicable prospectus supplement, we will pay principal, any premium and interest on debt securities at the office of the paying agents we have designated, except that we may pay interest by check mailed to, or wire transfer to the account of, the holder. Unless otherwise specified in any applicable prospectus supplement, payment of any installment of interest on debt securities will be made to the person in whose name the debt security is registered at the close of business on the record date for this interest payment.

The paying agents outside the United States initially appointed by us for a series of debt securities will be named in the applicable prospectus supplement. In addition, we will be required to maintain at least one paying agent in each place of payment for the series.

Consolidation, Merger or Conveyance

We have the ability to merge or consolidate with, or convey, transfer or lease all or substantially all of our property, to another corporation, provided that:

•	in the case we consolidate with or merge into another corporation or convey, transfer or lease our properties and assets substantially as an entirety to any person, the corporation formed by such consolidation or into which we are merged or the person which acquires by conveyance or transfer, or which leases, our properties and assets substantially as an entirety is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes, by a supplemental indenture, executed and delivered to the trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all the securities and the performance and observance of every covenant in the indenture on the part of us to be performed or observed;

•	immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of ours or a subsidiary as a result of such transaction as having been incurred by us or such subsidiary at the time of such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has happened and is continuing; and

•	we have delivered to the applicable trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with all requirements of the applicable indenture and that all conditions precedent to the transaction have been complied with.

Events of Default

The following are events of default with respect to any series of debt securities issued:

•	default in the payment of any interest upon any security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

•	default in the payment of the principal of (or premium, if any, on) any security of that series at its maturity;

•	default in the deposit of any sinking fund payment, when and as due by the terms of any security of that series;

•	default in the performance, or breach, of any covenant or warranty in the indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in the indenture specifically dealt with or which has expressly been included in the indenture solely for the benefit of a series of securities other than the series in respect of which the event of default is being determined), and continuance of such default or breach for a period of 60 days after there has been given a written notice, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding securities of that series, specifying such default or breach and requiring it to be remedied;

•

a default under any bond, debenture, note or other evidence of or agreement for indebtedness by us (including a default with respect to securities of any series other than that series) or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us (including the indenture), whether such indebtedness now exists or shall hereafter be created, and either (1) such default results from the failure to pay the aggregate outstanding principal of such indebtedness in excess of $75,000,000 at the final stated maturity of such indebtedness or (2) such default results in such indebtedness in an aggregate principal amount of $75,000,000 or more becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, in each case, without such indebtedness having been discharged or such acceleration having been cured, rescinded or annulled, within a period of 30 business days after there shall have been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding securities of that series;

•	specified events of bankruptcy, insolvency or reorganization; or

•	any other events of default provided with respect to debt securities of that series.

If an event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare each debt security of that series due and payable immediately by a notice in writing to us, and to the applicable trustee if given by holders. If an event of default occurs because of specified events of bankruptcy, insolvency or reorganization, the principal amount of each series of debt securities will be automatically accelerated, without any action by the trustee or any holder thereof.

A holder of the debt securities of any series will only have the right to institute a proceeding under the applicable indenture or to seek other remedies if:

•	the holder has given written notice to the applicable trustee of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request;

•	these holders have offered indemnity reasonably satisfactory to the applicable trustee to institute proceedings as trustee;

•	the applicable trustee does not institute a proceeding within 60 days; and

•	the applicable trustee has not received written directions inconsistent with the request from the holders of a majority of the principal amount of the outstanding debt securities of that series during that 60 day period.

We will annually file statements with the applicable trustee regarding our compliance with the covenants in the applicable indenture. The applicable trustee will generally give the holders of debt securities notice within 90 days after the trustee has gained knowledge of the occurrence of an event of default.

Subordination of Subordinated Debt Securities

The indebtedness evidenced by the subordinated debt securities will be subordinated and junior in right of payment to the extent set forth in the subordinated indenture to the prior payment in full of amounts then due on all senior indebtedness. No payment shall be made on the subordinated debt securities, including by way of redemption, purchase, or in any other manner, if the subordinated trustee shall have received notice from us or any senior lender, that (i) there exists a default which shall be continuing in the payment of principal of, or premium, if any, or interest on any senior indebtedness, beyond any applicable grace period with respect thereto, or (ii) there exists a default (other than a default specified in clause (i) above) with respect to any senior indebtedness which shall be continuing; provided, however, that no notice given with respect to one or more defaults of the type specified in clause (ii) shall suspend for longer than 179 days from the date of such notice any payment on subordinated debt securities that has become due, and only one such notice may be given during any 360-day period.

Upon any distribution of our assets or any liquidation, dissolution or other winding-up of AAWW whether voluntary or involuntary, or in bankruptcy or insolvency, all principal of, premium, if any, and interest due upon all senior indebtedness must be paid in full before the holders of the subordinated debt securities or the subordinated trustee are entitled to receive or retain any assets so distributed in respect of the subordinated debt securities. By reason of this provision, in the event of insolvency, holders of the subordinated debt securities may recover less, ratably, than our other creditors, including holders of senior indebtedness.

Subject to payment in full of all our senior indebtedness, the rights of holders of the subordinated debt securities will be subrogated to the rights of holders of senior indebtedness to receive payments or distributions of our cash, property or securities applicable to senior indebtedness.

The subordinated indenture places no limitation on the amount of additional senior indebtedness that may be incurred by us. We expect from time to time to incur additional indebtedness constituting senior indebtedness. As of March 31, 2017, the amount of our senior indebtedness was approximately $1,980 million, including the impact of unamortized discount.

Waiver, Modifications and Amendment

The holders of a majority of the principal amount of the outstanding debt securities of any particular series may, on behalf of the holders of all debt securities of the series, waive past defaults with respect to that particular series, except for:

•	the payment of the principal of (or premium, if any) or interest on any security of such series; or

•	defaults relating to any covenants of the applicable indenture which cannot be changed without the consent of each holder of a debt security affected by the change.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected may, on behalf of the holders of all debt securities of the series, waive our compliance with some of the restrictive provisions of the applicable indenture.

We and each trustee may amend the applicable indenture with the consent of the holders of a majority of the principal amount of the outstanding debt securities of each series issued under such indenture that is affected. However, without the consent of each directly affected holder, such changes shall not include the following with respect to debt securities held by a non-consenting holder:

•	change the stated maturity of, the principal of, or any installment of principal of or interest on, any security, or reduce the principal amount, the rate of interest or any premium payable upon the redemption, or reduce the amount of the principal of an original issue discount security due and payable upon a declaration of acceleration of maturity, or change any place of payment where, or the coin or currency in which, any security or any premium or the interest is payable, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity (or, in the case of redemption, on or after the redemption date);

•	reduce the percentage in principal amount of the outstanding securities of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver of compliance with certain provisions of the applicable indenture or certain defaults provided for in the indenture; or

•	modify any of the above requirements or the ability to waive certain past defaults or covenants, except to increase any percentage or to provide that certain other provisions of the applicable indenture cannot be modified or waived without the consent of the holder of each outstanding security affected.

For purposes of computing the required consents referred to above, the aggregate principal amount of any outstanding debt securities not payable in U.S. dollars is the amount of U.S. dollars that could be obtained for this principal amount based on the market rate of exchange for the applicable foreign currency or currency unit as determined by the applicable trustee, upon direction, in accordance with the terms of the applicable indenture.

We and the trustee may amend the applicable indenture without the consent of the holders for any of the following purposes:

•	to evidence the succession of another person succeeding us and the assumption by any such successor of our covenants in the applicable indenture and in the debt securities

•	to add to our covenants for the benefit of the holders of all or any series of debt securities (and if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power conferred upon us in the applicable indenture;

•	to add any additional events of default with respect to all or any series of debt securities (and if such events of default are to be for the benefit of less than all series of debt securities, stating that such events of default are expressly being included solely for the benefit of such series);

•	to add to or change any of the provisions of the applicable indenture to such extent as shall be necessary to permit or facilitate the issuance of debt securities in uncertificated form (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the U.S. Internal Revenue Code of 1986 (as amended));

•	to change or eliminate any of the provisions of the applicable indenture, provided that any such change or elimination shall become effective only when there is no security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

•	to make a change to the debt securities of any series that does not adversely affect the rights of any holder of the debt securities of such series;

•	to establish the form or terms of debt securities of any series as permitted by the applicable indenture;

•	to evidence and provide for the acceptance of appointment hereunder by a successor trustee with respect to the debt securities of one or more series or to add to or change any of the provisions of the applicable indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee;

•	to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision in the applicable indenture, or to make any other provisions with respect to matters or questions arising under the applicable indenture, provided such action shall not adversely affect the interests of the holders of debt securities of any series in any material respect;

•	to comply with any requirement of the SEC in order to effect or maintain the qualification of the applicable indenture under the Trust Indenture Act of 1939, as amended; or

•	to conform the applicable indenture or the debt securities to the description thereof in the related prospectus, offering memorandum or disclosure document.

Defeasance and Covenant Defeasance

Unless otherwise specified in the applicable prospectus supplement relating to a series of debt securities, subject to certain conditions, we may elect either:

•	defeasance for a series of debt securities, whereby we are discharged from any and all obligations with respect to the debt securities, except as may be otherwise provided in the applicable indenture; or

•	covenant defeasance for a series of debt securities, whereby we are released from our obligations with respect to certain covenants.

We may do so by depositing with the trustee money, and/or certain government securities which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal and any premium and interest on the applicable series of debt securities, and any mandatory sinking fund or analogous payments on their scheduled due dates. This type of a trust may only be established if, among other things, we have delivered to the applicable trustee an opinion of counsel meeting the requirements set forth in the applicable indenture.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Trustees

Wilmington Trust, National Association is the trustee under the Senior Indenture.

The indentures contain certain limitations on the right of the trustees, should they become a creditor of the Company, to obtain payment of claims in certain cases, or to realize for their own account on certain property received in respect of any such claim as security or otherwise. We may, from time to time, borrow from or maintain deposit accounts and conduct other banking transactions with the trustees or their respective affiliates in the ordinary course of business.

We may evidence each series of debt securities we will issue by an indenture that we enter into with a trustee. We will indicate the name and address of the trustee, if applicable, in the prospectus supplement relating to the particular series of debt securities being offered. The prospectus supplement for debt securities will describe any material relationships we may have with the trustee.

DESCRIPTION OF CAPITAL STOCK

The following description sets forth certain general terms and provisions of the common stock and preferred stock to which any prospectus supplement may relate.

The following description summarizes important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. This description is in all respects subject to and qualified in its entirety by reference to: (i) our certificate of incorporation, which is filed as an exhibit to our Current Report on Form 8-K dated February 16, 2001 (filed with the SEC on February 21, 2001), as amended by the certificate of amendment of our certificate of incorporation, which is filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 (filed with the SEC on November 3, 2016), (ii) our by-laws, as amended and restated as of September 19, 2014, as further amended as of December 12, 2016 (which we refer to as our by-laws), which are filed as an exhibit to our Current Report on Form 8-K dated December 12, 2016 (filed with the SEC on December 15, 2016), (iii) the certificate of designation relating to each series of preferred stock, which will be filed with the SEC in connection with an offering of such series of preferred stock and (iv) the relevant portions of the Delaware General Corporation Law.

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value, and 10,000,000 shares of preferred stock, $1.00 par value.

Common Stock

General. As of April 28, 2017, there were 25,262,899 shares of common stock outstanding. There were 49 stockholders of record of our common stock on such date.

Voting Rights. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and they do not have cumulative voting rights. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose. “Foreign Ownership Restrictions” below contains a description of certain restrictions on voting by stockholders who are not “U.S. citizens,” as defined by applicable laws and regulations. Please see “— Foreign Ownership Restrictions” for additional information on the foreign ownership restrictions applicable to the ownership of our shares by non-U.S. citizens.

Dividends. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive ratably those dividends, if any, as may be declared by the board of directors out of legally available funds.

Preemptive Rights. Holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to our common stock.

Assessment. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

As of the date of this prospectus, 10,000,000 shares of undesignated preferred stock are authorized, none of which are outstanding. The board of directors has the authority, without further action by the stockholders, to issue from time to time the undesignated preferred stock in one or more series and to fix the number of shares, designations, preferences, powers, and relative, participating, optional, or other special rights and the qualifications or restrictions thereof. The preferences, powers, rights, and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, purchase funds, and other matters. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and powers, including voting rights, of the holders of our common stock and may have the effect of delaying, deferring or preventing a change in control of our company.

Certain Anti-Takeover Provisions of our Certificate of Incorporation and By-Laws and Delaware Law

Some provisions of Delaware law and our certificate of incorporation and by-laws contain provisions that could make the following transactions more difficult: (i) acquisition of us by means of a tender offer; (ii) acquisition of us by means of a proxy contest or otherwise; or (iii) removal of our incumbent officers and directors. These provisions, summarized below, are intended to encourage persons seeking to acquire control of us to first negotiate with our board of directors. These provisions also serve to discourage hostile takeover practices and inadequate takeover bids.

Issuance of Preferred Stock. As noted above, our board of directors, without stockholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult.

Stockholder Meetings. A majority of our board of directors, the chairman of the board or the chief executive officer may call special meetings of stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our by-laws contain advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee thereof.

Delaware Anti-Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a Delaware corporation for three years following the date these persons become interested stockholders, unless the business combination is approved in a prescribed manner. Generally, an “interested stockholder” is an entity or person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

The provisions of Delaware law and our certificate of incorporation and by-laws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. Such provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make accomplishing transactions that stockholders may otherwise deem to be in their best interests more difficult.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by the Delaware General Corporation Law and our by-laws provide that we will indemnify our directors and officers to the fullest extent permitted by that law.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Shareowner Services.

NASDAQ Global Select Market

Our common stock is listed on The NASDAQ Global Select Market under the symbol “AAWW.”

Foreign Ownership Restrictions

Under federal law and the Department of Transportation requirements, we must be owned and actually controlled by “citizens of the United States” as that term is defined in 49 U.S.C.§ 40102 (a)(15). In this regard, our President and at least two-thirds of our Board and officers must be U.S. citizens, at least 75% of our outstanding voting common stock must be owned and controlled, directly or indirectly, by persons who are “citizens of the United States”, and not more than 25% of our outstanding voting common stock may be owned and controlled, directly or indirectly, by persons who are not “citizens of the United States”. We believe that on the date of this prospectus we are in compliance with these requirements.

Under our by-laws, consistent with U.S. law, there is a separate stock record, designated the “Foreign Stock Record,” for the registration of Voting Stock that is Beneficially Owned by persons who are not citizens of the United States. “Voting Stock” means all outstanding shares of our capital stock that we may issue from time to time which, by their terms, may vote for the election of directors, except shares of preferred stock that are entitled to vote for directors solely as a result of the failure of AAWW to pay dividends or other breach of the terms of such preferred stock. “Beneficially Owned” refers to owners of our securities who, directly or indirectly, have or share voting power and/or investment power. Our certificate of incorporation and by-laws prohibit persons who are not citizens of the United States from voting their beneficially owned shares of common stock unless the shares are registered in the Foreign Stock Record.

At no time will ownership of our shares of common stock representing more than the “Maximum Percentage” be registered in the Foreign Stock Record. “Maximum Percentage,” which currently is 25%, refers to the maximum percentage of voting power of Voting Stock which may be voted by, or at the direction of, non-U.S. citizens without violating applicable statutory, regulatory or interpretative restrictions or adversely affecting the operating certificates or authorities of Atlas or Polar Air Cargo Worldwide, Inc., a subsidiary in which Atlas has a 51% economic interest and 75% voting interest. If we find that the combined voting power of Voting Stock then registered in the Foreign Stock Record exceeds the Maximum Percentage, the registration of such shares will be removed from the Foreign Stock Record, in reverse chronological order based on the date of registration, and the voting rights of such Voting Stock removed from the Foreign Stock Record will be automatically suspended, sufficient to reduce the combined voting power of the shares so registered to an amount not in excess of the Maximum Percentage. It is the duty of each stockholder who is not a citizen of the United States to register his, her or its equity securities on our Foreign Stock Record.

PLAN OF DISTRIBUTION

General. We may sell the securities offered hereby directly to one or more purchasers, through agents, or through underwriters or dealers designated from time to time. The distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

•	the terms of the securities to which such prospectus supplement relates;

•	the name or names of any underwriters, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

Underwriters named in the prospectus supplement, if any, are only underwriters of the securities offered with the prospectus supplement.

Sales Directly to Purchasers. We may enter into agreements directly with one or more purchasers. Such agreements may provide for the sale of securities at a fixed price, based on the market price of the securities or otherwise.

Use of Underwriters and Agents. If underwriters are used in the sale of securities, they will acquire the securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the securities offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

Securities may be sold directly to or through agents from time to time. Any agent involved in the offering and sale of securities will be named and any commissions paid to the agent will be described in the prospectus supplement. Unless the prospectus supplement states otherwise, any agent will act on a best-efforts basis for the period of its appointment. Agents or underwriters may be authorized to solicit offers by certain types of institutional investors to purchase securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions paid for solicitation of these contracts will be described in the prospectus supplement. We may engage in “at the market” offerings only of our common stock. An “at the market” offering is defined in Rule 415(a)(4) under the Securities Act, as an offering of equity securities into an existing trading market for outstanding shares of the same class at other than a fixed price.

Deemed Underwriters. In connection with the sale of the securities offered with this prospectus, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers or agents which participate in the distribution of the securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions under the Securities Act. Anyone deemed to be an underwriter under the Securities Act may be subject to statutory liabilities, including Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Derivative Transactions. We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions from time to time. If the applicable prospectus supplement indicates, in connection with those derivative transactions, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us or any securityholder or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivative transactions to close out any related open borrowings of securities. The third parties (or affiliates of such third parties) in such sale transactions by us will be underwriters and will be identified in an applicable prospectus supplement (or a post-effective amendment). We may also sell securities under this prospectus upon the exercise of rights that may be issued to our securityholders. We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement. Such financial institution or third party may transfer its economic short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

Indemnification and Other Relationships. We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

Listing of Securities. Except as indicated in the applicable prospectus supplement, the securities are not expected to be listed on a securities exchange or market, except for the common stock, which is listed on The NASDAQ Global Select Market, and any underwriters or dealers will not be obligated to make a market in the securities.

LEGAL MATTERS

In connection with particular offerings of our securities in the future, and unless otherwise indicated in the applicable prospectus supplement, the validity of those securities will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. Additional legal matters may be passed on for us or any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have filed a registration statement with the SEC under the Securities Act. This prospectus, which is a part of the registration statement, does not contain all the information contained in the registration statement; certain items are contained in exhibits to the registration statement, as permitted by the rules and regulations of the SEC. Statements that we make in this prospectus about the content of any contract, agreement or other document are not necessarily complete. With respect to each document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved, and each statement that we make is qualified in its entirety by such reference.

In particular, the contracts, agreements or other documents included as exhibits to this registration statement or incorporated by reference are intended to provide you with information regarding their terms and not to provide any other factual or disclosure information about us or the other parties to the documents. The documents contain representations and warranties by each of the parties to the applicable document. These representations and warranties have been made solely for the benefit of the other parties to the applicable document and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable document, which disclosures are not necessarily reflected in the document;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable document or such other date or dates as may be specified in the document and are subject to more recent developments.

We incorporate by reference in this prospectus the documents listed below and any future filings we make with the Securities and Exchange Commission, or the SEC, under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) until the termination of the offering under this prospectus and any applicable prospectus supplement. Any statement in a document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus or any subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such statement. However, any information contained herein shall modify or supersede information contained in documents we filed with the SEC before the date of this prospectus.

We incorporate by reference in this prospectus the documents set forth below that have been previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 23, 2017;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017, filed with the SEC on May 3, 2017; and

•	the description of our common stock, par value $0.01 per share, which is contained in our registration statement on Form 8-A, filed with the SEC on June 19, 2001 pursuant to Section 12 of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating that description.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility:

Public Reference Room

100 F Street, N.E.

Room 1580

Washington, DC 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facility and copying charges.

We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated into this prospectus by reference but not delivered with the prospectus (except exhibits, unless they are specifically incorporated into this prospectus by reference). You should direct any requests for copies to:

Atlas Air Worldwide Holdings, Inc.

2000 Westchester Avenue

Purchase, New York 10577

Ph: (914) 701-8000

Attention: Adam R. Kokas, Executive Vice President,

General Counsel, Secretary and Chief Human Resources Officer

$260,000,000

1.875% CONVERTIBLE SENIOR NOTES DUE 2024

Atlas Air Worldwide Holdings, Inc.

Prospectus Supplement

Morgan Stanley	BNP PARIBAS	Citigroup

Credit Agricole CIB	J.P. Morgan

CJS Securities	Cowen	Seaport Global Securities	Sidoti & Company, LLC

May 17, 2017